Exhibit 10.1

CREDIT AND GUARANTEE AGREEMENT

dated as of

May 17, 2023

by and among

CORE ALASKA, LLC, as Borrower,

CONTANGO ORE, INC., ALASKA GOLD TORRENT, LLC and CONTANGO MINERALS ALASKA, LLC,

as Guarantors,

ING CAPITAL LLC, as Administrative Agent

MACQUARIE BANK LIMITED, as Collateral Agent

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

ING CAPITAL LLC and MACQUARIE BANK LIMITED, as Mandated Lead Arrangers

and

ING CAPITAL LLC, as Bookrunner

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SCHEDULES
Schedule I – Initial Lenders and Commitments
Schedule 2.06 – Loan Amortization Schedule
Schedule 4.01(d) – Governmental Authorizations
Schedule 4.01(g) – Real Property
Schedule 4.01(q) – Subsidiaries and Capitalization
Schedule 4.01(cc) – Existing Accounts
Schedule 4.01(ee) – Material Project Documents
Schedule 6.01 – Existing Liens
Schedule 6.15 – Hedging Parameters

EXHIBITS
Exhibit A – Form of Assignment and Assumption Agreement
Exhibit B – Form of Borrowing Notice
Exhibit C – Form of Solvency Certificate
Exhibit D – Form of Compliance Certificate
Exhibit E – Form of Costs-to-Complete Certificate
Exhibit F – Form of Independent Technical Consultant Project Completion Date Certificate
Exhibit G – Form of Borrower Project Completion Date Certificate
Exhibit H – Form of Mortgage

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CREDIT AND GUARANTEE AGREEMENT

CREDIT AND GUARANTEE AGREEMENT, dated as of May 17, 2023, by and among CORE ALASKA, LLC, a Delaware limited liability company (the “Borrower”), each of CONTANGO ORE, INC., a Delaware corporation (“Contango”), ALASKA GOLD TORRENT, LLC, an Alaska limited liability company (“AGT”), and CONTANGO MINERALS ALASKA, LLC, an Alaska limited liability company (“CMA” and, together with Contango and AGT, the “Guarantors”), each of the Lenders (as defined below) party hereto from time to time, ING CAPITAL LLC, as administrative agent for the Lenders (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”) and MACQUARIE BANK LIMITED, as collateral agent for the Secured Parties (as defined below) (in such capacity and together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used herein have the meanings set forth for such terms in Section 1.01 below.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested the Lenders to extend, subject to the terms and conditions set forth in this Agreement and the other Loan Documents, the Facility to the Borrower in a maximum aggregate principal amount of up to $70,000,000, to, inter alia, finance equity contributions to be made by the Borrower to Peak Gold, LLC, a Delaware limited liability company (the “Project Company”) to allow the Project Company to pay costs directly related to the development, construction and start-up of the Manh Choh gold project in the State of Alaska (the “Project”) operated by the Project Company;

WHEREAS, each of the Borrower, AGT and CMA is a wholly-owned subsidiary of Contango.  The Project Company is owned 30% by the Borrower and 70% by KG Mining (Alaska), Inc., a Delaware corporation (“KG Mining”), which is a wholly-owned subsidiary of Kinross Gold Corporation, a corporation formed under the laws of Ontario, Canada (“Kinross Gold”); and

WHEREAS, the Guarantors will derive substantial direct and indirect benefits from the transactions contemplated by the Loan Documents.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accounts” means, collectively, the Proceeds Account, the Debt Service Reserve Account, each Metals Account and the accounts set forth on Schedule 4.01(cc), which Accounts shall be subject to a first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Account Bank” means Macquarie Bank Limited solely in its capacity as account bank or such other bank as may be approved by the Required Lenders.

“Additional Material Project Documents” means each agreement entered after the date hereof (a) to which the Project Company is a party (i) involving the potential expenditure by or revenue to the Project Company of more than $1,000,000 individually or $5,000,000 in the aggregate and (ii) the breach, loss or termination of which would reasonably be expected to be materially adverse to the development or operation of the Project or otherwise result in a Material Adverse Effect or (b) to which any Loan Party is a party involving the potential expenditure by or revenue to any such Loan Party in any Fiscal Year of more than $1,000,000 individually or $2,000,000 in the aggregate with all other agreements to which one or more Loan Parties is a party.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 10.01(a), or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person specified.

“Agent” means the Administrative Agent or the Collateral Agent, as the context may require.

“Agent Parties” has the meaning specified in Section 10.01(d)(ii).

“Agreement” means this Credit and Guarantee Agreement.

“AGT” has the meaning specified in the recital of parties to this Agreement.

“Anti-Corruption Laws” means any Laws regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq, the U.K. Bribery Act 2010 and laws, rules and regulations implementing the OECD Convention on Combating Bribery of Foreign Public Officials.

“Anti-Terrorism Law” means any Laws related to “know-your-customer” requirements to combat money laundering or the financing of terrorism, including, the Patriot Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), Executive Order 13224 (effective September 24, 2001), including any guidelines or orders thereunder, and any other applicable anti-money laundering, anti-terrorist financing and economic sanction laws of the United States of America or any other applicable jurisdiction.

“Applicable Margin” means, (a) up to and including the Project Completion Date, 6.00% per annum and (b) thereafter, 5.00% per annum.

“Applicable Spot Price” means the Gold Market Price or Silver Market Price, as applicable.

“Approved Financial Institutions” means any financial institution that has a rating of at least Baa3 from Moody’s or BBB- from S&P or Fitch.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Cash Flow” means, without duplication, for any period:

(a)            Project Revenues, other than Project Revenues constituting:

(i)            Net Insurance Proceeds; and

(ii)  extraordinary or non-recurring revenues or receipts (which, for the avoidance of doubt, do not include the proceeds of business interruption insurance),

received or projected to be received during such period, less

(b)            Corporate Costs paid or projected to be paid during such period; less

(c)            all amounts paid by the Loan Parties or projected to be paid during such period under the Permitted Hedge Agreements; less

(d)            Capital Expenditures paid or projected to be paid by the Loan Parties during such period;

provided that when used in connection with any past or historical period, the foregoing shall be calculated on a “cash” actually received basis rather than an “accruals” basis.

“Availability Period” means with respect to the Term Loans, the period from and including the Closing Date to, but excluding, the earliest of (i) the Commitment Termination Date, (ii) the date the Term Loans are drawn in full, (iii) the Project Completion Date, and (iv) the termination or cancellation in full of the Commitments hereunder.

“Available Resources” means, on any date on or before the Project Completion Date, the aggregate on such date of:  (a) the aggregate Unused Commitments, (b) the aggregate amount of unused commitments of Contango to make cash contributions of equity to the Borrower, which commitments are in form and substance satisfactory to the Lenders (acting reasonably), and (c) the amounts on deposit in the Proceeds Account.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant Section 2.19(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable federal, provincial, or state Law, or shall consent thereto; or such Person shall apply for, or consent or acquiesce to, the appointment of a dissolution manager, insolvency manager, receiver, receiver manager, interim receiver, manager, monitor, administrator, administrative receiver, liquidator, sequestrator, trustee, or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or institution of any filing, application or proceeding against or in respect of such Borrower seeking to adjudicate it an insolvent person or partnership; or if an involuntary case shall be commenced against such Person under any other applicable federal, provincial, territorial or state Law seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within forty five (45) days of its filing, (c) an interim trustee is appointed to take possession of all or a portion of the Property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within forty five (45) days or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver manager, manager, interim receiver, monitor, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a part of its Property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Bankruptcy Law.

“Bankruptcy Law” means Title 11, U.S. Code and any similar federal, provincial, territorial, applicable state or foreign law for the relief of debtors, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, stay of proceedings, protection or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and any similar federal, provincial, applicable state or foreign Law for the relief of debtors affecting the rights of creditors generally (such Laws includes any applicable corporations legislation to the extent the relief sought thereunder relates to or involves the compromise, settlement, adjustment or arrangement of debt).

“Base Case Financial Model” means the base case financial projections forecast on the basis of certain economic and technical assumptions (including the Metal Price Assumption and Mine Plan) and other assumptions and prepared by Contango and agreed between Contango and the Lenders, which shall, among other things, detail the Project’s cash flow projections and the Loan Parties’ cash flows and Corporate Budget, as delivered by the Borrower pursuant to Section 3.01(a)(ix) and as updated from time to time in accordance with Section 5.02(d), in each case, in form and substance satisfactory to the Lenders (acting reasonably) (in consultation with the Independent Technical Consultant, as necessary).

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the Adjusted Term SOFR for a one month tenor in effect on such day plus 1.00%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Rate or Adjusted Term SOFR, as the case may be.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of:  (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficial Ownership Certificate” means, with respect to any Person, a certification by a Responsible Officer of such Person, regarding the beneficial ownership of such Person required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any corporation, its board of directors and, with respect to any limited liability company, partnership or other entity, its manager or general partner or, if applicable, board of managers or any comparable governing body.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Group Members” means, collectively, the Loan Parties and the Project Company.

“Borrowing” means each borrowing of Loans hereunder.

“Borrowing Notice” means, with respect to each request for a Borrowing, a notice from the Borrower to the Administrative Agent, substantially in the form of, and containing the information prescribed by, Exhibit B or such other form as the Administrative Agent may approve.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the Laws of the State of New York, Sydney, Australia, Vancouver, Canada, (or, for purposes of the definition of each of “Gold Market Price” and “Silver Market Price” only, London, United Kingdom,) or is a day on which banking institutions in such state or cities are authorized or required by such Laws to close.

“Buydown Amount” means any payment received under a Material Project Document or Material Project Document (Project Company) (including upon termination thereof), the application of which is not specifically addressed in this Agreement, which constitutes a non-recurring payment (lump sum or otherwise) in compensation for permanently lost future revenues for a period of time, but excluding, for greater certainty, the proceeds of business interruption insurance, delay liquidated damages, or damages in respect of amounts payable to third parties.

“Calculation Date” means the last Business Day of each March, June, September and December.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries in such period for equipment, fixed assets, Real Property or improvements, or for replacements or substitutions therefor or additions thereto, or for explorations in respect of such Person’s Property in accordance with such Person’s mining claims or rights, that have been or should be, in accordance with GAAP, reflected as additions to Property, plant or equipment on a Consolidated balance sheet of such Person; provided that “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of Property made with Net Insurance Proceeds paid on account of any Loss Event or (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States (or any state) governments or any agency or instrumentality thereof with maturities of 12 months or less from the date of acquisition, (ii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank incorporated in the United States having capital and surplus in excess of $1,000,000,000, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated A1 or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (v) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) to (iv) above and (vi) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition.

“Cash Flow Waterfall” has the meaning specified in Section 5.20(c).

“Casualty Event” means, with respect to any Person, any event (or series of related events) that causes (or cause) all or any material portion of the tangible Property of such Person to be damaged, destroyed or rendered unfit for its intended use for any reason whatsoever, other than as a result of any Event of Eminent Domain.

“Change in Law” means the occurrence, after the date hereof, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (z) the European Capital Requirements Directive IV and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the consummation of any transaction or series of transactions as a result of which (a) any Person shall directly or indirectly Control (whether by committee, Contract or otherwise) Contango or directly or indirectly own at least 50.1% of (i) the economic Equity Interests in Contango or (ii) the voting Equity Interests of Contango, (b) Contango shall cease to directly or indirectly Control (whether by committee, Contract or otherwise) the Borrower or directly or indirectly own at least 100% of each of (i) the economic Equity Interests in the Borrower and (ii) the voting Equity Interests of the Borrower, (c) the Borrower shall cease to directly or indirectly own at least 30% of (i) the economic Equity Interests in the Project Company or (ii) the voting Equity Interests of the Project Company, (d) Kinross Gold shall cease to (i) directly or indirectly Control (whether by committee, Contract or otherwise) the Project Company, (ii) be the Manager of the Project Company, (iii) directly or through a wholly owned Subsidiary operate substantially all aspects of the Project as contemplated by the Peak Gold LLC Agreement, or (iv) directly or indirectly own at least 50.1% of (x) the economic Equity Interests in the Project Company or (y) the voting Equity Interests of the Project Company or (e) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of any Loan Party cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (e)(i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (e)(i) and (e)(ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors, or (f) any entity that acquires (i) an Equity Interest in any of the Loan Parties (other than Contango) or the Project Company or (ii) to Contango’s knowledge based on disclosures made pursuant to applicable securities Laws, 5% or more of the Equity Interest in Contango, and, in either case, is not compliant with Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 3.03.

“CMA” has the meaning specified in the recital of parties to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other Property (whether tangible or intangible) of the Loan Parties that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, each Mortgage, any Control Agreement, each control agreement in respect of the accounts set forth on Schedule 4.01(cc) and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commercial Operation Date” means the date on which (a) an aggregate of 45,000 ounces of Refined Gold (as defined in the Toll Milling Agreement) have been credited to Peak Gold’s Metals Account (as defined in the Toll Milling Agreement) and sold by the Project Company, and (b) the Certificate of Completion (as defined in the Mining Services Contract) shall have been executed and delivered by the Project Company and the Mining Contractor.

“Commitment” means a Term Loan Commitment or, after any Lender has agreed in writing, in its absolute discretion and upon the Borrower’s written request, to commit to provide Liquidity Buffer Loans, a Liquidity Buffer Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.08(a).

“Commitment Fee Rate” means an amount equal to 40% of the then Applicable Margin.

“Commitment Termination Date” means the date that is eighteen (18) months after the Closing Date, provided that if the Closing Date shall not have occurred on or prior to the date that is three (3) months from the date hereof, “Commitment Termination Date” shall mean the date that is three (3) months from the date hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 10.01(d)(ii).

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability Section 2.12 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Constituent Documents” means (a) with respect to any Person, if such other Person is a corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) if such other Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement and (c) if such other Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, declaration, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.  For the avoidance of doubt, the Peak Gold LLC Agreement is a Constituent Document in respect of the Project Company.

“Construction Costs” means the sum, computed, without duplication, of all costs incurred by the Loan Parties in connection with the ownership, development, design, permitting, engineering, procurement, and construction of the Project, including Capital Expenditures, taxes, finance costs, royalties, preservation of patents and insurance premiums payable in respect of the Project, the costs of legal and other advisors, expenses and fees incurred and the amount of cash contributions of equity made to the Project Company, in each case, incurred by the Loan Parties in respect of the Project until the Project Completion Date.

“Construction Plan, Budget and Schedule” means the construction plan, budget and schedule for the construction of the Project in accordance with the technical specifications of the Mine Plan and the requirements of Law, the Material Project Documents (Project Company) and the Transaction Documents, delivered by the Borrower on or before the Closing Date, as amended or modified from time to time, in the form of a financial spreadsheet provided as a Gantt chart or project scheduling software file, or otherwise in form and substance satisfactory to the Lenders (acting reasonably).

“Contango” has the meaning specified in the preliminary statements of this Agreement.

“Contango Equity Sale Proceeds” means the net cash payments received by Contango from the sale of Equity Interests in Contango in any Fiscal Year (a) to allow Contango to fund the Borrower’s share of the Project Company’s capital calls in accordance with the Financing Plan, (b) to allow Contango to fund Corporate Costs payable in such Fiscal Year in accordance with the then-current Corporate Budget, (c) after the Project Completion Date, to allow the Borrower to fund the Borrower’s share of the anticipated Operating Costs of the Project Company for such Fiscal Year based on the then-current Program and Budget, and (d) after the Project Completion Date, in an amount not to exceed $2,000,000 in the aggregate in any Fiscal Year.

“Contest” means, with respect to any Lien, matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied:  (a) such Person has established adequate reserves with respect to the contested Lien, matter or item in accordance with GAAP, (b) during the period of such contest, the enforcement of any contested item is effectively stayed, (c) neither such Person nor any of its officers, directors or employees nor any Secured Party or any of their Related Parties is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested Lien, matter or item and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and could not reasonably be expected to, result in a Material Adverse Effect.

“Contract” means, as to any Person, any written indenture, mortgage, deed of trust, lease, license, concession, option, contract, agreement, instrument or other undertaking or similar arrangement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise.  “Controlled” has the meaning analogous thereto.

“Control Agreement” means a control agreement dated as of the date hereof among the Borrower, the Collateral Agent and the Account Bank.

“Convertible Debentures” means the 8% 2022 Unsecured Convertible Debentures in a principal amount of $20,000,000 issued by Contango to Queen’s Road Capital Investment Ltd. on April 26, 2022.

“Corporate Budget” has the meaning specified in Section 5.02(m).

“Corporate Costs” means the sum, computed, without duplication, (a) all costs and expenses incurred by the Loan Parties, including without limitation: (i) expenses of administering the Loan Parties, (ii) insurance costs of the Loan Parties, (iii) taxes of the Loan Parties, (iv) legal, accounting and other professional fees and expenses attendant to any of the foregoing items, and (v) payments made in respect of Permitted Debt described in clauses (b), (d) through (i) of the definition thereof, and (b) any amount paid or required to be paid to the Project Company to fund the Borrower’s portion of the relevant capital call requested by the Project Company in accordance with then current Program and Budget; provided that all of the foregoing shall be determined on a Cash basis and shall not include depreciation, amortization and other non-cash items, provided, further, that “Corporate Costs” shall not include fees and expense reimbursement payable to the Agents and the Lenders under the Loan Documents.

“Corporate Reorganization” means, with respect to any Person, any amalgamation, merger, winding up, dissolution, consolidation, continuance or plan of arrangement, Disposition of all or substantially all of its Property or similar proceeding or arrangement under the laws of any relevant jurisdiction.

“Cost Overrun” means:  (a) any Construction Cost incurred, or projected to be incurred in relation to the Project, which results in the aggregate amount of Construction Costs incurred, or projected to be incurred, in relation to the Project exceeding the aggregate amount of Construction Costs (including all amounts which are included in the Base Case Financial Model as contingencies relating to Construction Costs) referred to in the Base Case Financial Model, plus (b) any interest in respect of the Loans not otherwise paid in accordance with the Cash Flow Waterfall.

“Cost-to-Complete Certificate” means a certificate (substantially in the form set out in Exhibit E) of the Independent Technical Consultant (a) setting out the amount of Available Resources and Projected Corporate and Project Costs in connection with certifying whether (or not) the Available Resources are greater than the Projected Corporate and Project Costs, and (b) certifying that (i) the Commercial Operation Date is expected to occur by the Required Commercial Operation Date and (ii) the Project Completion Date is expected to occur by the Project Completion Longstop Date.

“Debt” of any Person at any time, without duplication, means all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of business in an aggregate not to exceed (i) $500,000, as to any Loan Party other than Contango, and (ii) $3,000,000, as to Contango, and in either case not past due for more than ninety (90) days after the date on which each such trade payable or account payable was created);

(c)            all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(d)            all obligations of such Person under any Finance Lease;

(e)            all obligations of such Person, contingent or otherwise, as an account party or applicant under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(f)             all net obligations of such Person in respect of any Hedge Agreement;

(g)            all Guaranty Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above; and

(h)            all obligations of the kind referred to in clause (a) through (g) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and Contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

For all purposes hereof, the Debt of any Person shall include all Debt of any partnership, unlimited liability company or unincorporated joint venture in which such Person is a general partner, member or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person).

“Debt Service Reserve Account” means the U.S. Dollar denominated account of the Borrower # 11180205 opened with the Account Bank.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to principal, the applicable interest rate plus 2.00% per annum and (b) with respect to any other amount, the Base Rate plus the Applicable Margin plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund the Loans hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a Bankruptcy Event, (ii) had appointed for it a receiver, receiver manager, interim receiver, manager, monitor, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any Contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deferred Amount” has the meaning specified in Section 2.06(a).

“Deferred Date” has the meaning specified in Section 2.06(a).

“Deferral Notice” has the meaning specified in Section 2.06(a).

“Discharge Date” means the first date on which all Secured Obligations (other than Sales Agreement Obligations (excluding unpaid Sales Agreement Obligations then due and owing) and contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in Cash and all Commitments shall have terminated.

“Disclosing Party” has the meaning specified in Section 10.12.

“Discount Rate” means the greater of (a) the then applicable interest rate as of any date and (b) 8%.

“Disposition” or “Dispose” means the sale, transfer, license, lease, conveyance, assignment, or other disposition of any Property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“DSR Required Balance” means (a) on or prior October 31, 2024, $5,000,000 and (b) thereafter, all principal and interest in respect of Loans required to be paid by the Borrower under the Loan Documents scheduled to be due during any three (3) month period commencing from (and excluding) any Payment Date up to (but including) the immediately succeeding Payment Date and occurring on or before the Maturity Date, as set forth in the then current Base Case Financial Model as confirmed by the Administrative Agent (acting at the direction of the Required Lenders).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.04(b)(iii), 10.04(b)(v) and 10.04(b)(vi) (subject to such consents, if any, as may be required under Section 10.04(b)(iii))).

“Employee Benefit Plan” means any employee benefit plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower Group Member that are not Pension Plans, including any profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plan or arrangement and any life, health, dental and disability plan or arrangements in which the employees or former employees of any Borrower Group Member participate or are eligible to participate, in each case whether written or oral, funded or unfunded, insured or self-insured, reported or unreported, but excluding all stock option or stock purchase plans.

“Environmental Laws” means any and all applicable federal, provincial, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any Contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower Group Member within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“Erroneous Payment” has the meaning assigned to it in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Event of Eminent Domain” means, with respect to any Person, any action, series of related actions, omissions or series of related omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or any material portion of the Property of such Person or any Equity Interests of such Person or (b) by which such Governmental Authority assumes custody or control of (i) all or any material business operations of such Person or (ii) any Equity Interests in such Person.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed solely as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitments pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Commitments (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any withholding Taxes imposed under FATCA.

“Facility” means the term loan facility provided under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Feasibility Study” means the Technical Report Summary on the Manh Choh Project, Alaska, USA, to be prepared by Sims Resources LLC, substantially in the form and substance of the draft thereof dated April 20, 2023 and otherwise in form and substance satisfactory to the Administrative Agent (acting reasonably).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal, provincial, Reserve System of the United States.

“Fee Letters” means the (i) Amended and Restated PLA Fee Letter, dated as of the date hereof, by and between Contango and ING Capital LLC, and (ii) the Amended and Restated MLA Fee Letter, dated as of the date hereof, by and among Contango, ING Capital LLC, in its capacity as mandated lead arranger and bookrunner, and Macquarie Bank Limited, in its capacity as mandated lead arranger.

“FEMA” means the Federal Emergency Management Agency.

“Fitch” means Fitch Ratings and any successor to its rating agency business.

“Finance Lease” means any lease in which the obligation for rentals with respect thereto is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.  For the avoidance of doubt, in no event shall any operating lease (or any lease that constituted an operating lease as of June 30, 2018) constitute a “Finance Lease”.

“Financial Officer” means, as to any Person, any director, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Plan” means the Borrower’s financial plan to raise adequate financing in the equity market such that, after the consummation of such financial plan, Available Resources will be equal to or greater than Projected Corporate and Project Costs as of the date of the first Borrowing, including: (a) a copy of the executed engagement letter with the brokers who will be executing such Financing Plan, (b) confirmation that, if requested, the Lenders have had a conference call with the brokers responsible for executing such Financing Plan, (c) a schedule regarding the implementation of such Financing Plan, and (d) copies of equity contribution, capital subscription or other agreements with the Persons committing to provide such equity financing and liquid credit support instruments to backstopping their commitments, each in form and substance satisfactory to the Lenders (acting reasonably).

“Fiscal Year” means, with respect to any Loan Party, a fiscal year ending on June 30 in any calendar year.

“Flood Hazard Determination” means a “Life-of-Loan” FEMA Standard Flood Hazard Determination obtained by the Administrative Agent (acting at the direction of the Required Lenders).

“Flood Hazard Property” means any Mortgaged Property that on the relevant date of determination includes a Structure and, as shown on a Flood Hazard Determination, such Structure is located in a Special Flood Hazard Area.

“Flood Insurance” means (a) federally-backed flood insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program or (b) to the extent permitted by the Flood Laws, a private flood insurance policy from a financially sound and reputable insurance company that is not an Affiliate of any Loan Party.

“Flood Insurance Documents” means (a) evidence as to whether any Mortgaged Property is a Flood Hazard Property pursuant to a Flood Hazard Determination, and (b) if any Mortgaged Property is a Flood Hazard Property, (i) evidence as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (ii) the Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent (acting at the direction of the Required Lenders) as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) copies of the application by the Loan Party that is the owner of such Mortgaged Property for a Flood Insurance policy plus proof of premium payment, a declaration page confirming that Flood Insurance has been issued, or such other evidence of Flood Insurance, in an amount equal to at least the amount required by the Flood Laws, and otherwise including terms satisfactory to the Required Lenders.

“Flood Laws” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder.

“Flood Redesignation” means the designation of any Mortgaged Property as a Flood Hazard Property where such property was not a Flood Hazard Property previous to such designation.

“Floor” means a rate of interest equal to 0.00%.

“Force Majeure” means any force majeure event or analogous occurrence under any Material Project Document or any Material Project Document (Project Company).

“Fort Knox Modifications” means the modifications described in the Feasibility Study, including the construction of a new stockpile pad for a maximum quantity of 500,000 tons of ore at the processing facilities owned by Fairbanks Gold Mining, Inc. at its Fort Knox Mine located in the Fairbanks Recording District, State of Alaska.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Gold Market Price” means, as of any Business Day, the price of a troy ounce of gold, stated in U.S. Dollars, as determined by ICE Benchmark Administration as the administrator of the London gold price selected by the LBMA (or any successor administrator of the London gold price), at or about 3:00 p.m., London, England time, as the “LBMA Gold Price PM” for such Business Day.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, identification numbers, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 9.01.

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, forward rate transactions, forward commodity transactions, commodity swap agreements, commodity future or option contracts, commodity cap or collar agreements, currency swap agreements, currency future or option contracts and other similar agreements.

“Hedge Provider” means any Person that at the time it enters into a Permitted Hedge Agreement is a Lender or an Affiliate of a Lender.

“Historic Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Available Cash Flow during the applicable Historic DSCR Measurement Periods, to (b) the aggregate of all principal, interest, fees, expenses and other amounts in respect of Loans required to be paid by the Borrower under the Loan Documents during the applicable Historic DSCR Measurement Period immediately preceding such Calculation Date.

“Historic DSCR Measurement Period” means for each applicable Calculation Date, beginning on the first Calculation Date after the Commercial Operation Date, the immediately preceding three (3)-calendar month period ending on such date.

“Illegality Notice” has the meaning specified in Section 2.16.

“Income Taxes” has the meaning specified in the definition of the term “Operating Costs”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.03(b).

“Independent Technical Consultant” means RPMGlobal or any replacement engineer appointed by the Required Lenders.

“Information” has the meaning specified in Section 10.12.

“Intellectual Property” shall mean all issued patents and patent applications, industrial design registrations, trade-marks, registrations and applications therefor, trade-names, patents, franchises, licenses and styles, logos, copyright registrations and applications therefor, and other intellectual property rights all of the foregoing owned by or licensed to the Borrower and used in or necessary to the operation of its business.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in such form as the Administrative Agent may approve.

“Interest Period” means, with respect to any Loan, the period commencing on the date of such Loan and ending on the next succeeding Payment Date or, if earlier, the Maturity Date, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period in respect of any Term Loan or Liquidity Buffer Loan shall extend beyond the Maturity Date or the Project Completion Longstop Date, respectively and (iv) no tenor that has been removed from this definition pursuant to Section 2.19(d) shall be available for specification in such Borrowing Notice or Interest Election Request.  For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Debt of the type referred to in clause (h) of the definition of “Debt” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“KG Mining” has the meaning specified in the preliminary statements of this Agreement.

“Kinross Gold” has the meaning specified in the preliminary statements of this Agreement.

“Kinross Letter Agreement” means the letter agreement, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the Borrower, the Project Company and KG Mining.

“Knowledge” means, with respect to any Person, the actual knowledge of one or more Responsible Officers of such Person or any knowledge that should have been obtained by such Responsible Officers upon reasonable investigation and inquiry.

“Laws” means, collectively, all international, foreign, federal, provincial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” means, collectively, ING Capital LLC, in its capacity as mandated lead arranger and bookrunner, and Macquarie Bank Limited, in its capacity as mandated lead arranger.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become party hereto as permitted hereby pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation Costs” has the meaning specified in Section 2.12.

“Liquidity Buffer Loans” has the meaning specified in Section 2.01(b).

“Liquidity Buffer Commitment” as to any Lender that has, after the date hereof, agreed in writing, in its absolute discretion and upon the Borrower’s written request, to provide Liquidity Buffer Loans, the obligation of such Lender to make Liquidity Buffer Loans in an aggregate principal amount not to exceed the amount notified in writing by such Lender to the Administrative Agent and the Borrower or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be reduced or terminated at or prior to such time pursuant to Section 2.05, Section 2.06 or Section 7.01, provided that, unless agreed in writing by all Lenders, the aggregate Liquidity Buffer Commitment amount of all Lenders shall not exceed $5,000,000. As of the Closing Date, the aggregate Liquidity Buffer Commitment amount of all Lenders is zero Dollars.

“Loan” means a Liquidity Buffer Loan or a Term Loan, as the context may require.

“Loan Documents” means, collectively, this Agreement, the Collateral Documents, any Notes issued pursuant to Section 2.09(b), the Fee Letters, the Permitted Hedge Agreements, the Kinross Letter Agreement, the Queen’s Road Letter Agreement, each Sales Agreement, the Trisura Subordination Agreement, the Lucky Shot Notice of Compliance and all other agreements, documents, certificates and instruments executed and delivered to the Administrative Agent or any Lender in their capacity as such by any Loan Party in connection with the transactions contemplated in this Agreement and the other Loan Documents.

“Loan Life Coverage Ratio” means, as of any date, the ratio of (a) the net present value of the projected Available Cash Flow (as reflected in the then current Base Case Financial Model) until the Maturity Date, discounted by the Discount Rate to (b) the principal amount of the outstanding Loans on the date of calculation less the amounts then standing to the credit of the Debt Service Reserve Account. In calculating the Loan Life Coverage Ratio it shall be assumed that all payment and all transfers among the Proceeds Account and the Debt Service Reserve Account due to be made are in fact made.

“Loan Parties” means, collectively, the Borrower and the Guarantors. For the avoidance of doubt, the Project Company is not a Loan Party.

“Loss Event” means, with respect to any Borrower Group Member, a Casualty Event or Event of Eminent Domain.

“Lucky Shot Lease” means that certain Lease, dated as of November 15, 2013 and effective as of January 15, 2014, by and between the Lucky Shot Lessor, as lessor, and AGT, as lessee (as successor in interest to Miranda U.S.A., Inc., a Nevada corporation, pursuant to that certain Assignment and Assumption of Lease, dated as of February 10, 2017, by and between Miranda U.S.A., Inc., a Nevada corporation, as assignor, and AGT, as assignee).

“Lucky Shot Lessor” means Alaska Hardrock, Inc., an Alaska Corporation.

“Lucky Shot Notice of Compliance” means that certain Notice of Compliance, dated as of May 17, 2023, by the Lucky Shot Lessor, as lessor, to AGT, as lessee.

“Majority Lenders” means, at any time, two or more Lenders holding more than fifty percent (50%) of the Commitments or, if the Loans have been made and the Commitments have been terminated or expired, of outstanding principal amount of the Loans, provided that the Loans of any Defaulting Lender shall be disregarded in determining the Majority Lenders at any time; provided, further, if there is only one Non-Defaulting Lender then the Majority Lenders means such Non-Defaulting Lender.

“Manager” has the meaning specified in the Peak Gold LLC Agreement.

“Management Committee” has the meaning specified in the Peak Gold LLC Agreement.

“Mandatory Prepayment” means any required prepayment of the Loans pursuant to Section 2.04(b).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, condition (financial or otherwise), operations, properties or prospects of any Borrower Group Member or the Project, or (b) a material adverse effect on (i) the rights, remedies and benefits available to, or conferred upon, either Agent or any other Secured Party under any Loan Document, (ii) the ability of any Loan Party to comply with its obligations under any Transaction Document to which it is a party, or (iii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Project Documents” means (a) the Trisura Indemnity Agreement and the Contracts listed in Section (B) of Schedule 4.01(ee) to which a Loan Party is a party, (b) each Additional Material Project Document of the type described in clause (b) of the definition thereof, (c) each guarantee, letter of credit, performance bond, credit support instrument or insurance arrangement provided in connection with any of the forgoing agreements, (d) any replacement of any of the foregoing agreements or instruments as permitted by this Agreement and (e) any other Contract designated by the Administrative Agent and the Borrower as a Material Project Document, and, in each case, by the replacement of any such Contract.

“Material Project Documents (Project Company)” means (a) the Mining Services Contract, the Ore Haul Agreement, the Toll Milling Agreement, Peak Gold Loan Agreement, the Peak Gold Security Agreement and the other Contracts listed in Schedule 4.01(ee) to which the Project Company is a party, (b) each Additional Material Project Document of the type described in clause (a) of such definition, (c) each guarantee, letter of credit, performance bond, credit support instrument or insurance arrangement provided in connection with any of the forgoing agreements, (d) any replacement of any of the foregoing agreements or instruments and (e) any other Contract designated by the Administrative Agent and the Borrower as a Material Project Document (Project Company), and, in each case, by the replacement of any such Contract.

“Material Project Party” means each Person party to a Material Project Document other than any Loan Party.

“Material Project Party (Project Company)” means each Person party to a Material Project Document (Project Company) other than the Project Company.

“Maturity Date” means December 31, 2026.

“Metal Price Assumption” means, as of any date of determination, the lower of (a) the average Applicable Spot Price for the six (6)-month period ending on the immediately preceding Calculation Date, (b) the Applicable Spot Price as of the immediately preceding Calculation Date and (c)(i) in the case of gold, $1,400 per ounce and (ii) in the case of silver, $19 per ounce.

“Metals Account” means (i) the gold metals account and (ii) the silver metals account, in each case, opened by the Borrower with the Account Bank.

“Mine Plan” means the life of mine development and operating plan for the Project to establish, among other things, the expected production levels over the life of the mine, estimated cash and full costs of production, capital expenditure schedules and drawdown requirements, a detailed mine plan and schedule for ore tonnes and grade, waste movements, treatment schedule, gold and silver production, capital and operating costs, cash flow, taxation and government charges, royalties, administration costs and expenses and the calculation of the financial covenants set forth in Section 5.22, delivered pursuant to Section 3.01(a)(xii) and as updated from time to time in accordance with Section 5.02(e), in each case, that is approved by the Lenders in consultation with the Independent Technical Consultant.

“Minerals” means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted, severed or otherwise recovered from the Real Property, and including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Real Property, and including ore, concentrates, doré, specimens, minerals in solution and any other products resulting from the further milling, processing or other beneficiation of Minerals whether stored or stockpiled on the Real Property or elsewhere.

“Minimum Cash Requirement” means, as of any date of determination, that the total amount of all unencumbered and unrestricted Cash and Cash Equivalents of Contango on deposit in the (a) operating account of Contango opened with JP Morgan Chase Bank, N.A., (b) money market account of Contango opened with JP Morgan Chase Bank, N.A. and (c) operating account of AGT opened with KeyBank, collectively, be equal to or greater than $2,000,000.

“Mining Services Contract” means the Services Agreement (Long Form) Agreement #2023-478-05-C – Manh Choh Mining, made as of February 16, 2023, between the Project Company and the Mining Contractor.

“Mining Contractor” means Kiewit Mining Group Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” has the meaning specified in Section 3.01(c).

“Mortgaged Property” means any and all Property that is subject to a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower Group Member or any ERISA Affiliate makes or is obligated to make contributions, to which during the preceding five (5) plan years it has made or been obligated to make contributions, or to which it has any liability.

“Multiple Employer Plan” means a plan with respect to which any Borrower Group Member or any ERISA Affiliate is a contributing sponsor, and that has two (2) or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“National Flood Insurance Program” means the program created pursuant to the Flood Laws.

“Net Cash Proceeds” means, with respect to any Disposition, incurrence of Debt, issuance of Equity Interests, or Event of Eminent Domain, the aggregate amount of cash payments net of (a) the amount of any costs, expenses, commissions and fees paid or payable by or on behalf of the applicable Loan Party in connection therewith (as evidenced by supporting documentation provided to the Lenders upon request), and (b) any Taxes imposed on and payable or reasonably estimated to be payable by the applicable Loan Party as a result of such event.

“Net Insurance Proceeds” means the aggregate cash proceeds of (a) business interruption insurance and (b) insurance received by any Loan Party in respect of any loss, damage to or destruction of any of the Collateral, in each case, after deducting therefrom all reasonable fees, costs and expenses (including legal and accounting fees) incurred in connection with the collection of such proceeds (as evidenced by supporting documentation provided to the Lenders upon request), without deduction for any insurance premiums or similar payments; provided, however, that insurance proceeds arising from third-party liability insurance shall not constitute Net Insurance Proceeds.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.09(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party thereof of any Bankruptcy Event naming such Person as the debtor in such Bankruptcy Event, regardless of whether such interest and fees are allowed claims in such Bankruptcy Event.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that either Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of such Person.

“OFAC” has the meaning specified in Section 4.01(ff)(A).

“Operating Costs” means the sum, computed, without duplication, of all costs and expenses incurred in connection with the operation and maintenance of the Project, including without limitation: (a) expenses of administering and operating the Project, (b) insurance and warehouse costs, (c) taxes (excluding taxes based on net income (“Income Taxes”)) of the Project Company (provided that if the Project Company becomes subject to Income Taxes as a result of a change in law, regulation or administrative practice after the date hereof, then such Income Taxes shall constitute Operating Costs), (d) legal, accounting and other professional fees and expenses attendant to any of the foregoing items, and (e) Capital Expenditures of the Project Company after the Project Completion Date; provided that all of the foregoing costs and expenses shall be determined on a Cash basis and shall not include depreciation, amortization and other non-cash items.

“Optional Prepayment” has the meaning specified in Section 2.04(a)(i).

“Ore Haul Agreement” means the Ore Haul Agreement, made as of December 19, 2022, between KG Mining and Black Gold Transport, LLC, and assigned to the Borrower pursuant to that certain Assignment and Assumption of Security Instruments and Ore Haul Agreement, dated February 24, 2023.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b).

“Participant” has the meaning specified in Section 10.04(d).

“Participant Register” has the meaning specified in Section 10.04(d).

“Party” or “party” means any party to this Agreement.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (i) prior to November 1, 2025, the last Business Day of each July, October, January and April and (ii) thereafter, the last Business Day of each March, June, September and December.

“Payment Recipient” has the meaning assigned to it in Section 8.11(a).

“Peak Gold LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC, dated as of October 1, 2020, as amended by the first amendment thereof, dated as of December 31, 2022.

“Peak Gold Loan Agreement” means that certain Loan Agreement, dated effective as of March 14, 2023, by and between the Project Company, as borrower, and KG Mining, as lender.

“Peak Gold Security Agreement” means that certain security agreement, entered into as of March 14, 2023, by and between the Project Company, as borrower, and KG Mining, as lender.

“Pension Event” means any of the following:  (i) the termination or wind-up in whole or in part of a Pension Plan, (ii) the occurrence of any circumstance or event that would provide any basis for a governmental authority to take steps to cause the termination or wind-up, in whole or in part, of any Pension Plan, the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Pension Plan or the receipt of a notice of intent from a governmental authority to require the termination in whole or in part of any Pension Plan, revoking the registration of same or appointing a new administrator of such a plan, (iii) the withdrawal of the Borrower from a Pension Plan or the receipt by the Borrower of notice requiring or threatening to require the withdrawal of the Borrower from a Pension Plan, or (iv) the failure to make any required contribution or payment to a Pension Plan when due unless such failure is (A) promptly remedied and (B) cannot, after so being remedied, be reasonably be expected to have a Material Adverse Effect.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by any Borrower Group Member or ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Debt” means:

(a)            Debt in respect of the Obligations (including the Obligations under the Permitted Hedge Agreements and the Guaranteed Obligations);

(b)            Debt incurred in respect of the Convertible Debentures;

(c)            Debt of one Loan Party to another Loan Party;

(d)            in respect of the Borrower, any trade or other similar Debt in each case that is incurred in the ordinary course of the Borrower’s business (to the extent that it does not involve advance or deferred payment for a period of more than three (3) months after incurrence thereof) that is not more than ninety (90) days past due or is being Contested; provided, that the aggregate principal amount of all such Debt pursuant to this paragraph (d) incurred by the Borrower shall not exceed $500,000;

(e)            in respect of the Borrower, unsecured Debt in respect of performance, surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement, environmental reclamation and labor related obligations of the Borrower to the extent required by Laws or a Governmental Authority; provided, that the aggregate principal amount of all such Debt pursuant to this paragraph (e) incurred by the Borrower and that remains outstanding at any time shall not at any time exceed $500,000;

(f)            Debt in respect of leased equipment not to exceed $500,000;

(g)            Debt pursuant to the Trisura Indemnity Agreement; and

(h)            other Debt not to exceed $100,000 in the aggregate at any time outstanding, provided that such Debt is unsecured.

“Permitted Dispositions” means, as at any particular time, a sale, transfer or other Disposition of (a) inventory in the ordinary course of business, (b) tangible personal property that is obsolete, or worn out property no longer required in the conduct of the business, and (c) Minerals pursuant to the Material Project Documents or otherwise in the ordinary course of business in compliance with the terms of this Agreement, in each case excluding any such sale, transfer or other disposition of minerals to another Borrower Group Member but including a transfer of Minerals by the Project Company to the Borrower.

“Permitted Hedge Agreements” means (i) the Required Hedge Agreement and (ii) any Hedge Agreement that the Borrower is permitted to enter into with a Lender or an Affiliate of a Lender pursuant to the hedging parameters set forth on Schedule 6.15.

“Permitted Investments” means (a) interest-bearing overnight deposits accepted or guaranteed by a commercial bank with a rating of at least A3 from Moody’s or A- from S&P or Fitch, (b) interest-bearing time deposits with, in the case of the Proceeds Account and the Debt Service Reserve Account, the Account Bank, and in the case of other Accounts of the Loan Parties, the bank where such accounts are maintained, (c) after the Project Completion Date, Investments of cash contributions of equity to Contango in an amount for each Fiscal Year not to exceed the sum of, without duplication, (i) cash contributions of equity to Contango required to be made to fund the Borrower’s share of the anticipated Operating Costs of the Project Company based on the then-current Program and Budget for such Fiscal Year plus (ii) Corporate Costs based on the then-current Corporate Budget for such Fiscal Year plus (iii) $2,000,000 annually; (d) Investments by the Borrower in the Project Company, (e) subject to the limitations set forth in this Agreement, Investment by the Loan Parties in other Loan Parties (except for Investment in Contango) or (f) otherwise approved by Required Lenders.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created pursuant to the Collateral Documents, (b) Liens existing on the date hereof and listed on Schedule 6.01 (including KG Mining’s Lien in its Equity Interests in the Project Company, CRH Funding II PTE. Ltd’s Lien over Contango’s Equity Interest in AGT and KG Mining’s Lien on Property of the Project Company pursuant to the Peak Gold Security Agreement) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.06; (c) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.04 hereof, (d) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehouseman’s, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, securing obligations that are not overdue for a period of more than ninety (90) days or are subject to Contest, and (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership (including limited liability partnership), Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Prepayment Notice” has the meaning specified in Section 2.04(a)(ii).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Proceeds Account” means the U.S. Dollar denominated account of the Borrower # 11180204 opened with the Account Bank.

“Program and Budget” has the meaning specified in the Peak Gold LLC Agreement.

“Project” has the meaning specified in the preliminary statements of this Agreement.

“Project Company” has the meaning specified in the preliminary statements of this Agreement.

“Project Completion Date” means the first date on which each of the conditions set forth below have been satisfied (or waived by the Required Lenders in consultation with the Independent Technical Consultant):

(a)  the Project shall have been properly constructed and completed and shall have successfully completed all testing and commissioning in accordance with the Material Project Documents (Project Company);

(b)            the Fort Knox Modifications shall have been completed and FGMI (as defined in the Toll Milling Agreement) shall be required to receive and process Ore (as defined in the Toll Milling Agreement) from the Project Company in accordance with the Toll Milling Agreement;

(c)            the Commercial Operation Date shall have occurred;

(d)            no default or force majeure event exists under any Material Project Document (Project Company);

(e)            the aggregate amount of funds on deposit in the Debt Service Reserve Account is not less than the then applicable DSR Required Balance;

(f)            the aggregate amount of funds on deposit in the Proceeds Account is not less than seven million Dollars ($7,000,000);

(g)            to the extent not already provided, all Governmental Authorizations of the Borrower Group Members necessary at such time shall have been obtained, and all such Governmental Authorizations shall be in full force and effect and any conditions required to be satisfied thereunder at such time shall have been satisfied or waived;

(h)            (i) the Project shall be free and clear of all Liens other than Permitted Liens, as certified by the Borrower, and (ii) the Borrower shall have delivered to the Administrative Agent duly executed acknowledgments of payments and releases of Liens from the Mining Contractor, in respect of all work under the Mining Services Contract, for all work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished for the construction and development of the Project, in form and substance satisfactory to the Required Lenders (acting reasonably);

(i)            to Borrower’s Knowledge, all of the insurance required to be in place in respect of the Project under the Material Project Documents (Project Company) and Peak Gold LLC Agreement (including with respect to the operational phase of the Project) shall be in full force and effect in accordance with the terms of this Agreement;

(j)            to the extent not already delivered, the Administrative Agent shall have received an electronic copy of the updated Base Case Financial Model dated the Project Completion Date, which shall demonstrate the debt sizing criteria described under Section 3.01(a)(ix) required as of such date;

(k)            to Borrower’s Knowledge, the Project Company has paid in full all amounts then due and payable under the Material Project Documents (Project Company), including any performance and delay liquidated damages;

(l)            to Borrower’s Knowledge, there are no outstanding claims by the contractors or sub-contractors under the Material Project Documents (Project Company), other than (i) claims not exceeding $1,000,000 in the aggregate, (ii) that are being Contested and (iii) in respect of which the Project Company has reserved sufficient funds for full payment thereof;

(m)            any prepayment required as of the Project Completion Date to satisfy the debt sizing criteria under Section 3.01(a)(ix) shall have been made;

(o)            the representations and warranties of the Loan Parties contained in Article IV or in any other Loan Document shall be true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (or, in each case, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects after giving effect to such qualification);

(p)            no Default or Event of Default shall have occurred and be continuing;

(q)            the Administrative Agent shall have received the following certificates:  (i) a certificate of the Independent Technical Consultant in substantially the form attached hereto as Exhibit F (or otherwise in form and substance satisfactory to the Required Lenders (acting reasonably)); and (ii) a certificate of a Responsible Officer of the Borrower in substantially the form attached hereto as Exhibit G (or otherwise in form and substance satisfactory to the Required Lenders (acting reasonably)), in each case, with respect to the foregoing conditions.

“Project Completion Longstop Date” means July 31, 2025 or such later date as may be agreed to between the Borrower and all Lenders.

“Project Costs” means, collectively, the Construction Costs and the Operating Costs.

“Project Life Coverage Ratio” means as of any date, the ratio of (a) the net present value of the projected Available Cash Flow (as reflected in the then current Base Case Financial Model) until the end of the then-existing Mine Plan, discounted by the Discount Rate to (b) the principal amount of the outstanding Loans less the amounts then standing to the credit of the Debt Service Reserve Account.

“Project Revenues” means, in relation to any period, all amounts received by the Loan Parties in cash (excluding, for the avoidance of doubt, any amounts made available under the Loan Documents (other than the Permitted Hedge Agreements to the extent set out in paragraph (b) below) and any equity contributions), in respect of:

(a)            all amounts received under the Material Project Documents;

(b)            all amounts received under any Permitted Hedge Agreements in effect on the relevant date of calculation;

(c)            interest and income in respect of the Accounts and Permitted Investments (other than as described in clause (c)(iii) of the definition thereof), but only if the amount does not form part of the balance required to be maintained in an Account in accordance with the Loan Documents;

(d)            Net Insurance Proceeds paid to any Loan Party;

(e)            delay or performance liquidated damages paid to any Borrower Group Member;

(f)            Tax refunds; and

(g)            all amounts received from the Project Company or from the sale of gold or other Minerals produced from the Project,

in each case, as determined on a “cash” rather than an “accruals” basis.

“Project Termination Date” means the date specified in the then-current Mine Plan as being the date on which the commercial mining and production of gold at the Project is expected to permanently cease.

“Projected Corporate and Project Costs” means, on any date, the sum of: (a) the aggregate amount of all Corporate Costs, Project Costs and other costs incurred in relation to the Project and which, in each case have fallen due for payment but have not yet been paid, (b) the aggregate amount of Corporate Costs, Project Costs and any other costs in relation to the Project which, in each case of this clause (b), are projected to fall due for payment prior to the date on which the Project Completion Date is expected to occur pursuant to the Construction Plan, Budget and Schedule and the Base Case Financial Model, and (c) the aggregate amount of principal and interest under the Loan Documents that are projected to fall due for payment prior to the date on which the Project Completion Date is expected to occur pursuant to the Construction Plan, Budget and Schedule and the Base Case Financial Model.

“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio calculated as of each Payment Date of (a) the aggregate of projected Available Cash Flow (as reflected in the then current Base Case Financial Model) for each successive three (3) calendar-month period ending on such Payment Date until the Maturity Date, and (b) the aggregate of all principal, interest, fees, expenses and other amounts in respect of Loans for each such successive three (3) calendar-month period ending on such Payment Date until the Maturity Date.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” means those practices, methods, techniques, and standards of safety and performance that are commonly used from time to time by metal and mining companies, specifically with respect to the acquisition (whether pursuant to streaming or royalty agreements or otherwise), possession, and sale of metals and other minerals in the United States of America as good, safe and prudent operating practices, which, in the exercise of reasonable judgment in light of facts known at the time the decision was made, could have been expected to accomplish a desired result at a reasonable cost in connection with, among other things, the use of metal storage facilities and other equipment, the placement of insurance, the use of transportation or other transfer facilities, with commensurate standards of safety, performance, dependability, efficiency and economy having due regard for Laws and Governmental Authorizations.  “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of possible practices, methods or acts having due regard for, among other things, Laws and Governmental Authorizations.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasers” means each purchaser under the Sales Agreements.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Queen’s Road” means Queen’s Road Capital Investment Ltd.

“Queen’s Road Letter Agreement” means means the letter agreement, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, Contango and Queen’s Road.

“Real Property” means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions and interests, and all surface access rights held by any Loan Party, and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Authority, including any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Loan Party at any time during the term of this Agreement, whether or not such ownership or interest is held continuously. As of the date hereof, set forth in Part A of Schedule 4.01(g) is the Real Property of the Project, set forth in Part B of Schedule 4.01(g) is all other Real Property of the Loan Parties, to the extent not constituting Real Property of the Project.

“Receiving Party” has the meaning specified in Section 10.12.

“Recipient” means (a) any Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 10.04(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 8.06(a).

“Required Commercial Operation Date” means July 31, 2024, or such later date as may be agreed to by the Borrower and all Lenders.

“Required Hedge Agreements” means any Permitted Hedge Agreement the Borrower is required to enter pursuant to and in accordance with Section 5.21.

“Required Lenders” means, at any time, two or more Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the Commitments or, if the Loans have been made and the Commitments have been terminated or expired, of outstanding principal amount of the Loans, provided that the Loans of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time; provided, further, if there is only one Non-Defaulting Lender then the Required Lenders means such Non-Defaulting Lender; provided further, that, if at any time there are two (2) or fewer Lenders, then, Required Lenders shall mean both such Lenders.

“Reserve Account Funding Start Date” means the earlier of (a) the final Borrowing of the Term Loans, and (b) July 31, 2024.

“Reserve Tail Ratio” means as of any date of determination, the ratio of (a) the then-current forecasted production of gold from the Project from the scheduled Maturity Date through the remainder of the life of the mine as set forth in the Base Case Financial Model to (b) the gold originally forecasted to be produced from the Project for the life of the mine in the initial Base Case Financial Model utilizing the proven and probable reserves based on the assumed metals price used by the Borrower in its reserves calculations for the most recent ended Fiscal Year and verified and accepted by the Independent Technical Consultant.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, (a) a director, the chief executive officer, president, executive vice president, designated representative or a Financial Officer, (b) solely for purposes of the delivery of incumbency certificates and certified Constituent Documents and resolutions pursuant to Section 3.01, any director, vice president, designated representative, secretary or assistant secretary and (c) solely for purposes of the Borrowing Notice and Prepayment Notices, any director, designated representative or other officer or employee of the Borrower so designated from time to time by one of the officers described in clause (a) in a notice to the Agents (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Agents (acting reasonably)).  Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the applicable Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of the applicable Person.

“Restricted Payment Conditions” means:

(a)            The first scheduled repayment installment has been paid (or is being paid on the date of the relevant Restricted Payment);

(b)            The Project Completion Date has occurred;

(c)            No Default or Event of Default under this Agreement has occurred and is continuing and no Default or Event of Default would result from the proposed Restricted Payment;

(d)            The amount on deposit in the Debt Service Reserve Account is at least equal to the DSR Required Balance;

(e)            The Borrower has complied with its obligations under Section 2.04 in advance of, or simultaneously with, the making of the relevant Restricted Payment;

(f)            the Historic Debt Service Coverage Ratio for the applicable Historic DSCR Measurement Period is not less than 1.50:1;

(g)            the Projected Debt Service Coverage Ratio for each Calculation Date following the date of the Restricted Payment until the Maturity Date is not less than 1.50:1;

(h)            the Loan Life Coverage Ratio for each Calculation Date following the date of the Restricted Payment until the Maturity Date is not less than 1.65:1;

(i)            the Project Life Coverage Ratio for each Calculation Date following the date of the Restricted Payment until the Project Termination Date is not less than 2.00:1;

(j)            the Reserve Tail Ratio, as calculated on the date of such Restricted Payment, is not less than 30%;

(k)            Immediately after giving effect to such Restricted Payment, the credit balance in the Proceeds Account will not be less than the aggregate of (i) the Borrower’s share of the anticipated Operating Costs of the Project Company based on the then-current Program and Budget for the next ninety (90) days plus (ii) anticipated Corporate Costs based on the then-current Corporate Budget for the next ninety (90) days;

(l)            Immediately after giving effect to such Restricted Payment, the Minimum Cash Requirement is satisfied;

(m)            such Restricted Payment is made within ten (10) Business Days from a Payment Date and solely from amounts held on deposit in the Proceeds Account; and

(n)            the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the proposed date on which the Restricted Payment is to be made, a certificate of a Responsible Officer of the Borrower dated the date of such Restricted Payment:  (i) to the effect that each of the foregoing conditions shall have been satisfied as of such date; and (ii) setting out in reasonable detail the calculations for computing the Historic Debt Service Coverage Ratio, Projected Debt Service Coverage Ratio, Loan Life Coverage Ratio, Project Life Coverage Ratio and Reserve Tail Ratio for the relevant period and stating that such calculations were made in good faith.

“Restricted Payments” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Equity Interest of any Person now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interest in any Person now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Person now or hereafter outstanding, (d) any payment of any management, administration, advisory, consultancy or other similar type of fees or expenses made by any Loan Party to any of its Affiliates (but excluding any Corporate Costs paid by the Borrower to Contango in an amount not to exceed in any fiscal quarter, the lower of $2,000,000 and the amount of such Corporate Costs in the then-current Base Case Financial Model, (e) any payment of interest, principal or any other amount in respect of any shareholder loans or loan notes or in respect of any financial indebtedness owed by the Borrower to any of its direct or indirect shareholders or other Affiliates, including any purchase by the Borrower of any shareholder loans or such financial indebtedness, or (f) any payment or discharge by way of set-off, counterclaim or otherwise in respect of indebtedness made by the Borrower to any of its direct or indirect shareholders or other Affiliates or in respect of shareholder loans.

“Restricted Person” means any Person that is:

(a)            named, identified, described in or included in or on any of:

(i)            The Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(ii)            the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iii)            the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(iv)            the annex to, or any Person that is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(v)            any publicly available lists maintained under Laws of the United States, the United Kingdom, the European Union relating to anti-terrorism or anti-money laundering matters;

(b)            subject to trade restrictions under any Laws, including:

(i)            the International Emergency Economic Powers Act, 50 U.S.C.; and

(ii)            the Trading with the Enemy Act, 50 U.S.C. App. 1.1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56;

(c)            any Person organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country; or

(d)            a Person or entity who is an Affiliate of a Person or entity listed above.

“Royalties” means those royalties for which the applicable Loan Parties or the Project Company are liable under the Royalty Agreements.

“Royalty Agreements” means each of (a) the Omnibus Second Amendment and Restatement of Royalty Deeds (Mineral Royalty), dated September 29, 2020, by and between CMA and Royal Gold, Inc., and (b) the Omnibus Second Amendment and Restatement of Royalty Deeds and Grant and Deed of Additional Royalty (Mineral Royalty), dated September 29, 2020, by and between the Project Company and Royal Gold, Inc.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sales Agreement” means each sales agreement between the Borrower and a Lender or an Affiliate of a Lender in respect of the sales of Refined Gold or Refined Silver (each such term as defined in the Toll Milling Agreement).

“Sales Agreement Obligations” means all obligations of the Seller to pay all amounts when due, perform all existing or future obligations and damages and indemnity claims, in each case, arising under or in respect of the Sales Agreements.

“Sanctions” has the meaning specified in Section 4.01(ff)(A).

“Sanctioned Country” means any country or territory which is, or whose government is, the subject or target of any comprehensive Sanctions broadly restricting or prohibiting dealings with such country or territory (currently, Cuba, Crimea, Iran, North Korea, Syria the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Secretary” means, as to any Person, the individual performing on behalf of such Person the duties customarily performed by a secretary of a business corporation, whether or not such individual has been appointed as the “secretary” of such Person.

“Secured Obligations” means, without duplication:

(a)            all Debt, loans, advances, debts, liabilities and all other obligations (including the Obligations, the obligations to pay, discharge and satisfy the amounts payable in respect of Permitted Hedge Agreements and Erroneous Payment Subrogation Rights and the Sales Agreements Obligations), howsoever arising, owed by any Loan Party to the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Loan Documents, including all interest, fees, charges, expenses, attorneys’ fees and accountants’, fees chargeable to any Loan Party or payable by any Loan Party thereunder or hereunder;

(b)            any and all sums advanced by the Collateral Agent or the Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral; and

(c)            in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent or the Administrative Agent of its rights under the Collateral Documents, together with any necessary attorneys’ fees and court costs.

“Secured Parties” means the Agents, the Lenders, the Hedge Providers, and the Purchasers; provided that, for the avoidance of doubt, in the event of any default or event of default under any Permitted Hedge Agreement by the Borrower (and not the applicable Hedge Provider), such Hedge Provider shall remain a Secured Party hereunder and under other Loan Documents.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Loan Parties and the Collateral Agent.

“Seller” means Core Alaska, LLC, as seller under the Sales Agreements.

“Silver Market Price” means, as of any Business Day, the price of a troy ounce of silver, stated in U.S. Dollars, as determined by ICE Benchmark Administration as the administrator of the London silver price selected by the LBMA (or any successor administrator of the London silver price), at or about 12:00 p.m., London, England time, as the “LBMA Silver Price” for such Business Day.”

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.

“SOFR Adjustment” means a percentage equal to 0.15% (15 basis points) per annum.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvency Certificate” means the solvency certificate delivered pursuant to Section 3.01(a)(vii) substantially in the form of Exhibit C.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.  The term “Solvency” has a meaning analogous thereto.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood or mud slide hazards.

“Structure” means a building or structure with at least two walls and a roof or any such building or structure in the course of construction.

“Subsidiary” of a Person means a corporation, partnership (of whatever type), limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” as to any Lender at any time, means the obligation of such Lender to make Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be reduced or terminated at or prior to such time pursuant to Section 2.05, Section 2.06 or Section 7.01.  As of the Closing Date, the aggregate Term Loan Commitment amount of all Lenders is $65,000,000.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Toll Milling Agreement” means the Toll Milling Agreement, dated as of April 14, 2023, by and between the Project Company and Fairbanks Gold Mining, Inc.

“Total Loss” shall mean a total loss or “constructive total loss”, destruction or damage with respect to the Property of any Borrower Group Member affecting all or substantially all of the Project.

“Trade Date” has the meaning specified in Section 10.04(b)(i)(B).

“Transaction Documents” means the Loan Documents and the Material Project Documents.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Borrower Group Member of the Loan Documents to which it is a party, (b) the granting of the Liens pursuant to the Collateral Documents, (c) each Loan Party’s performance of its obligations under the Loan Documents and the Material Project Documents to which it is a party, and (d) any other transactions entered into by any Loan Party from time to time in connection with the foregoing, to the extent permitted under the Loan Documents.

“Trisura Indemnity Agreement” means that certain Indemnity Agreement, dated as of May 1, 2023, by the Borrower and Contango in favor of Trisura Guarantee Insurance Company and/or Trisura Insurance Company.

“Trisura Subordination Agreement” means means that certain Subordination Agreement, dated as of May 17, 2023, by and among Trisura Guarantee Insurance Company and/or Trisura Insurance Company, the Administrative Agent, the Collateral Agent, the Borrower and Contango.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unanimous Decision” has the meaning specified in the Peak Gold LLC Agreement.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a Governmental Authority under or based on the Laws in the country where such Lender or such parent company is subject to home jurisdiction, if Law requires that such appointment not be disclosed.

“United States” and “U.S.” mean the United States of America.

“Unused Commitments” means, at any time, with respect to any Lender, the amount (if any) by which (a) such Lender’s Commitment then in effect exceeds (b) the aggregate principal amount of all Loans held by such Lender then outstanding.

“Unused Liquidity Buffer Commitments” means, at any time, with respect to any Lender that has provided a Liquidity Buffer Commitment, the amount (if any) by which (a) such Lender’s Liquidity Buffer Commitment then in effect exceeds (b) the aggregate principal amount of all Liquidity Buffer Loans held by such Lender then outstanding.

“U.S. Dollar” and “$” mean lawful money of the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Terms Generally.  Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a)            the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding;”

(b)            references to any Loan Document or any other agreements shall mean and be a reference to such Loan Document or agreement as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and to the extent permitted under this Agreement (including Section 6.01);

(c)            any defined terms set forth in any Loan Document shall apply equally to both the singular and the plural of the terms so defined;

(d)            the word “will” shall be construed to have the same meaning and effect as the word “shall;”

(e)            whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(f)            all references herein to Articles, Sections, Clauses, Exhibits and Schedules shall be deemed to be references to Articles, Sections and Clauses of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require;

(g)            the term “or” is not exclusive unless the context otherwise requires;

(h)            the words “herein,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement or the applicable Loan Document in its entirety and not to any particular provision hereof or thereof, as applicable;

(i)            any reference to any law or regulation herein shall, unless otherwise specified refer to such law or regulation as amended, modified or supplemented from time to time;

(j)            any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities; and

(k)            the determination of whether any event, circumstance or any noncompliance by Loan Party with any covenant set forth in this Agreement or any other Loan Document has had or could reasonably be expected to have a Material Adverse Effect shall be made both individually with respect to such event, circumstance or noncompliance and, in the aggregate, taking into account such other events, circumstances or non-compliance as are existing at the time of such determination.

SECTION 1.03    Accounting Terms; Changes in GAAP.

(a)            Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.  Financial statements and other information required to be delivered by the Loan Parties to the Lenders pursuant to Sections 5.02(a) and 5.02(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

(b)            Changes in GAAP.  If any Loan Party notifies the Administrative Agent that such Loan Party requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Loan Party that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04    Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR, the Term SOFR, or any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Adjusted Term SOFR, the Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Adjusted Term SOFR, the Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Adjusted Term SOFR, the Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05    Division.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

COMMITMENTS AND LOANS

SECTION 2.01    Commitments.

(a)            Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each, a “Term Loan”) to the Borrower from time to time, but not more than once within every calendar quarter (unless otherwise agreed by all Lenders), on any Business Day during the Availability Period (specified in a Borrowing Notice as the date of a Borrowing) in a principal amount that will not result in (i) the aggregate principal amount of all Term Loans held by such Lender outstanding following such proposed Borrowing exceeding such Lender’s Term Loan Commitment or (ii) the aggregate principal amount of all Loans held by all Lenders outstanding following such proposed Borrowing exceeding the total Commitments of all Lenders.  Term Loans repaid or prepaid may not be reborrowed.

(b)            Subject to the terms and conditions set forth herein, each Lender agrees to consider from time to time, on an uncommitted and absolutely discretionary basis, severally and not jointly with any other Lender, to make loans (each, a “Liquidity Buffer Loans”) to the Borrower from time to time, but not more than once within any thirty (30)-day period, on any Business Day (specified in a Borrowing Notice as the date of a Borrowing) in a principal amount that will not result in (i) the aggregate principal amount of all Liquidity Buffer Loans held by such Lender outstanding following such proposed Borrowing exceeding such Lender’s Liquidity Buffer Commitment or (ii) the aggregate principal amount of all Loans held by all Lenders outstanding following such proposed Borrowing exceeding the total Commitments of all Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Liquidity Buffer Loans.

SECTION 2.02    Borrowing Requests.

(a)            Notice by Borrower.  Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Each such notice shall be in the form of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the date of the requested Borrowing, which Borrowing Notice shall specify, among other things, the Type of Loan, whether the Borrower is requesting a Term Loan or a Liquidity Buffer Loan, the Interest Period applicable to such Borrowing and the requested Borrowing date.

(b)            Notice by Administrative Agent to Lenders.  Promptly following receipt of a Borrowing Notice, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c)            Minimum Amounts; Limitation on Number of Borrowings.  Each Borrowing shall be in an amount of $2,500,000 or a larger multiple of $500,000; provided that a Borrowing may be in an aggregate amount that is equal to the aggregate amount of the Unused Commitments of all Lenders at such time; and provided, further, that there shall not be more than a total of ten (10) Interest Periods outstanding at any time; provided, further, that the first Borrowing shall be in an amount that shall not exceed $10,000,000.

SECTION 2.03    Funding of the Borrowing.

(a)            Funding by Lenders.  Each Lender shall make the amount of the Loan to be made by it in respect of each Borrowing available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 10:00 a.m. (New York City time) on the proposed date set forth in the Borrowing Notice.  Subject to the terms and conditions of this Agreement, the Administrative Agent will make all such funds so received available to the Borrower in like funds by wire transfer of such funds in the Proceeds Account or account indicated in the capital call request received by the Borrower, up to the amount required to fund the Borrower’s portion of the relevant capital call requested by the Project Company, and otherwise in accordance with the instructions provided in the applicable Borrowing Notice.

(b)            Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Base Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loans included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)            The failure of any Lender to make any Loan to be made by it as part of any applicable Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loans on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by any other Lender on the date of any applicable Borrowing.

SECTION 2.04    Prepayments.

(a)            Optional.

(i)   The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay the Loans in whole, or from time to time in part, in minimum amounts of $2,500,000 (provided that such minimum amounts shall not apply to a prepayment of all the outstanding Loans) or an integral multiple of $500,000 in excess thereof (each, an “Optional Prepayment”), provided, that the Borrower may only make optional prepayments prior to the Project Completion Date if the Borrower has delivered a Cost-to-Complete Certificate (which certificate shall be confirmed by the Independent Technical Consultant) that evidences the Available Resources are equal to or higher than the Projected Corporate and Project Costs and no Default or Event of Default would occur as a result of such prepayment.  Each Optional Prepayment shall be made, except as set forth in Section 2.04(a)(ii) without premium or penalty except for any applicable Liquidation Costs.

(ii)  Each notice of an Optional Prepayment shall be in the form of a written prepayment notice, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three (3) U.S. Government Securities Business Days before the date of prepayment (each, a “Prepayment Notice”).  Each Prepayment Notice shall specify (x) the proposed prepayment date, (y) the Type of Loan to be prepaid and (z) the principal amount of the Loans to be prepaid.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each Prepayment Notice shall be irrevocable.

(iii) If an Optional Prepayment is made in relation to a third party refinancing, the Borrower shall pay a nonrefundable fee in an amount equal to three percent (3)% of an amount equal to the sum of (x) principal amount of the Loans prepaid plus (y) any Unused Commitments.

(b)            Mandatory Loan Prepayment.  The Borrower shall make the following mandatory prepayments:

(i)   Asset Dispositions.  Upon the occurrence of any Disposition by any Borrower Group Member, the Borrower shall prepay the Loans, in an amount equal to the Net Cash Proceeds received by any of the Borrower Group Members in connection with such Disposition that exceed $250,000 individually or in the aggregate in accordance with the provisions set forth in Section 2.04(c), provided that in the case of a Disposition by the Project Company, the Borrower shall only be required to prepay the Loans to the extent the Project Company distributes or otherwise pays proceeds received in connection with such Disposition to the Borrower (or any other Loan Party) and only up to the amount so received.

(ii)   Loss Event.  Upon the occurrence of any Loss Event with respect to any Borrower Group Member, the Borrower shall prepay the Loans, in an amount equal to the Net Cash Proceeds received by any of the Borrower Group Members in connection with such Loss Event that exceed $250,000 individually or in the aggregate in accordance with the provisions set forth in Section 2.04(c), provided that in the case of a Loss Event in respect of the Project Company, the Borrower shall only be required to prepay the Loans to the extent the Project Company distributes or otherwise pays proceeds received in connection with such Loss Event to the Borrower (or any other Loan Party) and only up to the amount so received.

(iii)   Incurrence of Debt.  Immediately upon receipt by any Loan Party of Net Cash Proceeds of the issuance of Debt (other than Permitted Debt), the Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds in accordance with the provisions set forth in Section 2.04(c).

(iv)   Expropriation.  Upon the occurrence of one or more Events of Eminent Domain with respect to any Borrower Group Member, the Borrower shall prepay the Loans in an amount equal to the Net Cash Proceeds received by the Loan Parties in connection with such Event of Eminent Domain in accordance with the provisions set forth in Section 2.04(c), provided that in the case of an Event of Eminent Domain in respect of the Project Company, the Borrower shall only be required to prepay the Loans to the extent the Project Company distributes or otherwise pays proceeds received in connection with such Events of Eminent Domain to the Borrower and only up to the amount so received.

(v)   Payments under Material Project Documents.  If any Borrower Group Member receives any (x) liquidated or delay damages for any reason under any Material Project Document or Material Project Document (Project Company), (y) Buydown Amounts or (z) any other amounts to be paid to such Person upon termination of a Material Project Document or a Material Project Document (Project Company), the Borrower shall prepay the Loans in the amount received by the Loan Parties in accordance with the provisions set forth in Section 2.04(c), provided that in case any of the foregoing amounts are received by the Project Company, the Borrower shall only be required to prepay the Loans to the extent the Project Company distributes or otherwise pays proceeds received in connection with such circumstances to the Borrower and only up to the amount so received.

(vi)   Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall prepay 100% of the outstanding principal amount of the Loans in accordance with the provisions set forth in Section 2.04(c).

(vii)  Cash Sweep.  The Borrower shall prepay the Loans (A) on or prior to the relevant Deferred Date, in accordance with Section 5.20(c)(vi), and (B) as and when required pursuant to Section 5.20(c)(viii), in each case, in accordance with the provisions set forth in Section 2.04(c).

The provisions set forth in this Section 2.04(b) requiring the application of proceeds from certain transactions shall not be deemed to constitute consent of the Lenders to such transactions that are not otherwise permitted by the terms of this Agreement or the other Loan Documents.  Each prepayment pursuant to Section 2.04(b) (each a “Mandatory Prepayment”) shall be made without premium or penalty except for any applicable Liquidation Costs and, in the case of a prepayment pursuant to Section 2.04(b)(iii) and/or Section 2.04(b)(vi), a prepayment premium in an amount equal to three percent (3.00%) of an amount equal to the sum of (x) principal amount of the Loans prepaid plus (y) any Unused Commitments.

(c)            Application of Prepayments. Upon the prepayment of the Loans, the Borrower shall pay to the Administrative Agent for the account of the Lenders: (x) all accrued interest to the date of prepayment on the principal amount of the Loans being prepaid, (y) if such prepayment is not on a Payment Date, all Liquidation Costs incurred by such Lender as a result of such prepayment and (z) if such prepayment is made pursuant to Section 2.04(b)(iii) and/or Section 2.04(b)(vi), a prepayment premium in an amount equal to three percent (3.00%) of an amount equal to the sum of (x) principal amount of the Loans prepaid plus (y) any Unused Commitments. Prepayments (whether such prepayment is an Optional Prepayment or a Mandatory Prepayment, except for a Mandatory Prepayment made pursuant to Section 2.04(b)(vii)(A) shall be applied first, ratably to interest, ordinary course settlement amounts under the Permitted Hedge Agreements, and Liquidation Costs as set forth in Section 2.12, second, ratably to the principal repayment installments of the Loans and any related termination amounts in respect of the Permitted Hedge Agreements, and third, to the principal repayment installments of the remaining Loans in inverse order of maturity and any related termination amounts in respect of the Permitted Hedge Agreements; provided that each Mandatory Prepayment made pursuant to Section 2.04(b)(vii)(A) shall be applied to pay Deferred Amount and the amount of the outstanding Liquidity Buffer Loans.

SECTION 2.05    Termination or Reductions of Commitments.

(a)            Optional.  After the Closing Date, the Borrower may, upon notice to the Administrative Agent, terminate the Unused Commitments, or from time to time reduce the Unused Commitments; provided that (i) each such notice shall be in writing and must be received by the Administrative Agent at least three (3) Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (ii) any such partial reduction shall be in an aggregate amount of $ 2,500,000 or a larger multiple of $500,000, (iii) the Borrower has delivered a Cost-to-Complete Certificate (which certificate shall be confirmed by the Independent Technical Consultant) that evidences the Available Resources are equal to or higher than the Projected Corporate and Project Costs and (iv) no Default or Event of Default would occur as a result of such termination or reduction. Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.

(b)            Mandatory.  Upon the occurrence of any mandatory prepayment pursuant to Section 2.04(b), all remaining Unused Commitments shall automatically terminate.

(c)            Application of Commitment Reductions.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments pursuant to this Section 2.05.  Upon any reduction of Unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.  All Commitment Fees accrued until the effective date of any termination shall be paid on the effective date of such termination.

SECTION 2.06    Repayment of Loans.

(a)            Term Loans. On each Payment Date commencing with the first Payment Date occurring after Term Loans have been Borrowed, the Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, an aggregate principal amount of the Term Loans equal to the amount set forth on Schedule 2.06 (as may be amended in accordance with this Agreement) for such Payment Date, with any remaining outstanding principal amount of the Term Loans payable by the Borrower on the Maturity Date; provided that, after the Commercial Operation Date has occurred, the Borrower may, from time to time by delivering a written notice (each, a “Deferral Notice”) to the Administrative Agent at least three (3) U.S. Government Securities Business Days before the relevant Payment Date, defer, in whole or in part, the amount of the Term Loans to be paid on any Payment Date (the amount of the Term Loans being deferred, the “Deferred Amount”) to a date that is up to ninety (90) days after the relevant Payment Date (such date, the “Deferred Date”) subject to the following conditions: (a) the aggregate amount of days by which payment of the Term Loans may be deferred shall not exceed ninety (90) days, (b) no Default or Event of Default shall have occurred or be continuing, (c) no amounts remain on deposit in the Debt Service Reserve Account (or if amounts remain on deposit in the Debt Service Reserve Account, the Deferred Amount is equal to the excess of the principal amount of the Term Loans due and payable on such Payment Date over the amounts that remain on deposit in the Debt Service Reserve Account), (d) the reason for such deferral shall be solely that processing of Minerals from the Project has been delayed and, as a result of such delay, the Refined Gold and Refined Silver have not been delivered to Peak’s Gold Metals Account (each such term as defined in the Toll Milling Agreement), and (e) the Administrative Agent shall have received a certificate of a Responsible Officer of Contango certifying that, in Contango’s reasonable opinion, after due inquiry, Refined Gold and Refined Silver (each such term as defined in the Toll Milling Agreement) will be delivered prior to the Deferred Date in an amount sufficient to pay the Deferred Amount in full.  All amounts repaid pursuant to this Section 2.06 shall permanently reduce the aggregate amount of Term Loan Commitments in an amount equal to the amount of such repayment.  Upon any such reduction of Term Loan Commitments, the Term Loan Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

(b)            Liquidity Buffer Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Project Completion Longstop Date (or if such day is not a Business Day, payment shall be made on the immediately preceding Business Day) the aggregate principal amount of all Liquidity Buffer Loans outstanding on such date.

SECTION 2.07    Interest.

(a)            Interest Rates.  Subject to Section 2.07(b), (i) each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin and (ii) each SOFR Loan shall bear interest at a rate per annum equal to Adjusted Term SOFR for the Interest Period therefor plus the Applicable Margin.

(b)            Default Interest.  After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a per annum rate equal to the Default Rate.

(c)            Payment Dates.  Accrued interest on the Loans shall be payable in arrears on each Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to Section 2.07(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d)            Interest Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)            Elections by Borrower for Borrowings.  The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Notice.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type all as provided in this Section 2.07.  The Borrower may not elect different options with respect to different portions of the affected Borrowing.

(f)            Notice of Elections.  Each such election pursuant to this Section 2.07 shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than the time that a Borrowing Notice would be required under Section 2.02 (it being agreed that references to “the date of the requested Borrowing” shall be references to “the first date of the relevant Interest Period”) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(g)            Content of Interest Election Requests.  Each Interest Election Request pursuant to this Section 2.07 shall specify the following information in compliance with Section 2.02:

(i)   the Borrowing to which such Interest Election Request;

(ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a U.S. Government Securities Business Day prior to the first date of the immediately following Interest Period; and

(iii)   whether the resulting Borrowing is to be a Base Rate Borrowing or SOFR Borrowing.

(h)            Notice by Administrative Agent to Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(i)            Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected to continue such SOFR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

(j)            Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR.

SECTION 2.08    Fees.

(a)            The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”) on the average daily Unused Commitment of such Lender, which shall accrue at a rate per annum equal to the Commitment Fee Rate during the period from and including the date hereof to but excluding the Commitment Termination Date.  Accrued Commitment Fees shall be payable in arrears on each Payment Date and on the Commitment Termination Date.

(b)            The Borrower agrees to pay to each Agent for its own account the fees payable in the amounts and at the times agreed pursuant to each applicable Fee Letter or otherwise in writing between the Borrower (or any other Loan Party) and such Agent.

(c)            The Borrower agrees to pay to each Lead Arranger for its own account the fees payable in the amounts and at the times agreed pursuant to any applicable Fee Letter or otherwise in writing between the Borrower (or any other Loan Party) and such Lead Arranger.

(d)            All fees payable under this Section 2.08 shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.09  Evidence of Debt.

(a)            Maintenance of Records.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Borrowing.  The Administrative Agent shall maintain the Register in accordance with Section 10.04(c).  The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein.  Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents.  In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(b)            Promissory Notes.  Upon the request of any Lender made through the Administrative Agent, the Borrower and the Guarantors shall prepare, execute and deliver to such Lender a promissory note of the Borrower and guaranteed by the Guarantors (each a “Note”) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and a form approved by the Administrative Agent, which shall evidence such Lender’s Loans in addition to such records.

SECTION 2.10   Payments Generally; Several Obligations of Lenders.

(a)            Payments by Borrower.  All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the applicable Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein.  All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  The Administrative Agent will promptly distribute to each applicable Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein).  If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall either in the next calendar month or after the Maturity Date, payment shall be made on the immediately preceding Business Day.  Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in U.S. Dollars.

(b)            Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)            Deductions by Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to any of Sections 2.03(a), 2.11 or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as Cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(e)            Several Obligations of Lenders.  The obligations of the Lenders hereunder to make the Loans and to make payments pursuant to Section 10.03(c) are several and not joint.

SECTION 2.11  Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for Cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.11 shall not be construed to apply to (y) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loans to any assignee or participant, other than to any Loan Party or any of their Affiliates (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.12  Compensation for Losses.  In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than at the end of the applicable Interest Period (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than at the end of the applicable Interest Period as a result of a request by the Borrower pursuant to Section 2.17(b), then in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable (“Liquidation Costs”).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.  The Borrower’s obligations under this Section 2.12 shall survive the occurrence of the Discharge Date and any termination of the Loan Document.

SECTION 2.13  Increased Costs.

(a)             Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining the Loans or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender any such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of any Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.13(a) or Section 2.13(b) and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.14   Taxes.

(a)            Defined Terms.  For purposes of this Section 2.14, the term “Law” includes FATCA.

(b)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Law.  If any Law (as determined in the good-faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Party shall be increased as necessary, so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent (acting reasonably).

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (g)(ii) of this Section 2.14) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the occurrence of the Discharge Date and any termination of the Loan Documents.

SECTION 2.15  Inability to Determine Rates.  Subject to Section 2.19, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Majority Lenders determine that for any reason in connection with any SOFR Loan, any request therefor or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent,

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.12.  Subject to Section 2.19, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

SECTION 2.16  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund its Loans if interest thereon is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of such Lender to make or continue SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of an Illegality Notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such SOFR Loans or, if applicable, convert such SOFR Loans to Base Rate Loans, either on the following Payment Date, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any applicable Liquidation Costs required pursuant to Section 2.12.

SECTION 2.17  Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.13 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Loan Party hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders.  If any Lender requests compensation under Section 2.13 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.14) and obligations under this Agreement and the related Loan Documents (other than the related Permitted Hedge Agreements) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.04;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any Liquidation Costs payable under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)            such assignment does not conflict with Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section 2.17 to the contrary the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.

SECTION 2.18  Defaulting Lenders.

(a)            Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Majority Lenders and Required Lenders and Section 10.02(b).

(ii)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the ratable payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of the Loans in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the ratable payment of any amounts owing to any Lender as a result of any judgment of a court of competent jurisdiction obtained by such Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Commitment.  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)            Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of the outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.19  Benchmark Replacement Setting.

(a)            Benchmark Replacement.  (i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.19(a) will occur prior to the applicable Benchmark Transition Start Date.

(ii) No Permitted Hedge Agreements shall constitute a “Loan Document” for purposes of this Section 2.19.

(b)            Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.19(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.

(d)            Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01      Conditions to Closing Date. The obligation of each Lender to make its initial Loan under this Agreement is subject to the satisfaction of the following conditions (and, in the case of each document specified in this Section 3.01 to be received by any Agent or any Lender, each in form and substance satisfactory to all Lenders):

(a)             The Administrative Agent shall have received:

(i)            executed copies of this Agreement and each Loan Document duly executed and delivered by, to the extent such Person is an intended party hereto and thereto, each of the Loan Parties, each Agent and each Lender.

(ii)            certified copies of (A) executed copies of the Material Project Documents and Material Project Documents (Project Company) in effect as of the Closing Date, duly executed by the parties thereto and (B) a certificate from a Responsible Officer of the Borrower to the effect that (1) the Material Project Documents and Material Project Documents (Project Company) delivered pursuant to this Section 3.01(a)(ii) are true, correct and complete copies of such Material Project Documents and such Material Project Documents (Project Company), (2) no term or condition of any Material Project Document or Material Project Document (Project Company) delivered pursuant to this Section 3.01(a)(ii) has been amended, except pursuant to amendments delivered together with the Material Project Documents or Material Project Documents (Project Company)  that could not reasonably be expected to result in a Material Adverse Effect, (3) the Material Project Documents and Material Project Document (Project Company) delivered pursuant to this Section 3.01(a)(ii) are in full force and effect (and, to the Knowledge of the Loan Parties, not subject to any conditions that have not been satisfied) and is enforceable against the applicable Borrower Group Members thereto and, to the Knowledge of such Loan Party, each other Person party thereto in accordance with its terms and (4) to the Knowledge of each Loan Party, there are no other agreements, side letters, or other documents to which any Borrower Group Member is a party which have the effect of modifying or supplementing any of the Transaction Documents or Material Project Documents (Project Company);

(iii)            certified copies of the resolutions or authorizations of the Board of Directors of each Loan Party approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action of such Loan Party, if any, with respect to each Loan Document to which it is or is to be a party;

(iv)            a copy of a certificate of the Secretary of State of the jurisdiction of incorporation, organization or formation of each Borrower Group Member, dated reasonably near the Closing Date certifying (A) as to a true and correct copy of the Constituent Documents of such Borrower Group Member and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Borrower Group Member’s Constituent Documents in such Secretary’s office, (2) such Borrower Group Member has paid all franchise taxes to the date of such certificate and (3) such Borrower Group Member is duly incorporated, organized or formed (as applicable) and in good standing or presently subsisting under the laws of the state of its jurisdiction of incorporation, organization or formation;

(v)            a certificate of each Loan Party signed on behalf of such Person by a Responsible Officer of such Person (the statements made in which certificate shall be true on and as of the Closing Date), dated the Closing Date, attaching their respective Constituent Documents (and in the case of the certificate provided by Contango, also attaching the Project Company’s Constituent Documents) and certifying as to (A) the absence of any amendments to the Constituent Documents of such Person (and in the case of the certificate provided by Contango, also the Constituent Documents of the Project Company) since the date of the certificate referred to in this Section 3.01(a)(v), and (B) a true and correct copy of the Constituent Documents of such Person (and in the case of the certificate provided by Contango, also the Constituent Documents of the Project Company) as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the Closing Date;

(vi)            a certificate of the Secretary or an assistant Secretary or other Responsible Officer of each Loan Party dated the Closing Date certifying the names and true signatures of its officers or other authorized representatives, authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(vii)            a certificate of each Loan Party signed on behalf of such Person by a Responsible Officer of such Person, in substantially the form of Exhibit C, attesting to the Solvency of such Person (and in the case of the Contango, attesting also to the Solvency of the Project Company) both before and after giving effect to the Transactions;

(viii)            (A) unaudited financial statements of the Project Company for the fiscal year ended on December 31, 2022, (B) audited Consolidated financial statements of Contango and its Subsidiaries, for the fiscal year ended on June 30, 2022 prepared in accordance with GAAP and any audit reports, as applicable, for such financial statements which shall not be subject to any qualification or “going concern” disclosure) and (C) unaudited Consolidated financial statements of Contango and its Subsidiaries as at the end of the fiscal quarter ended March 31, 2023;

(ix)            a Base Case Financial Model which demonstrates that on each Calculation Date until the Maturity Date:

(A)            Projected Debt Service Coverage Ratio for the three (3)-month period immediately following each Calculation Date to be greater than 1.60:1;

(B)            Loan Life Coverage Ratio for the Loans to be greater than 1.65:1;

(C)            Project Life Coverage Ratio for the Loans to be greater than 2.00:1; and

(D)            Reserve Tail Ratio for the Loans to be greater than 25%;

(x)            the Construction Plan, Budget and Schedule;

(xi)            the Financing Plan;

(xii)            the Mine Plan;

(xiii)            confirmation from the Borrower that no material Construction Costs have been incurred to date in relation to the Project which are not included in the Base Case Financial Model;

(xiv)            a written opinion of each of Holland & Knight LLP, special counsel to the Loan Parties, Perkins Coie LLP, special Alaskan counsel to the Borrower and Shearman & Sterling LLP, special New York counsel to the Lenders and the Agents, each dated as of the Closing Date, addressed to the Secured Parties;

(xv)            a report of the Independent Technical Consultant in respect of each of the Project and the assumptions set forth in the Base Case Financial Model, Construction Plan, Budget and Schedule and the Mine Plan, together, if applicable, with a reliance letter in favor of the Agents and Lenders in form and substance satisfactory to the Agents and the Lenders (acting reasonably);

(xvi)            copies of all policies representing insurance required to be maintained pursuant to Section 5.04; and

(xvii)          evidence that the Accounts have been established or remain in effect.

(b)             the Administrative Agent and the Collateral Agent shall have received:

(i)            proper financing statements in form appropriate for filing by each Loan Party under the UCC or equivalent financing statements in all applicable jurisdictions that the Administrative Agent or Collateral Agent may deem necessary in order to perfect and protect the Liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement;

(ii)            evidence of the completion of all other recordings and filings by each Loan Party of or with respect to the Security Agreement that the Administrative Agent Collateral Agent may deem necessary in order to perfect and protect the security interest created thereunder and payment of all filing and recording fees related thereto; and

(iii)            evidence that all other action taken by the Loan Parties that the Administrative Agent or Collateral Agent may deem necessary in order to perfect and protect the Liens and security interests created under the Security Agreement has been taken.

(c)            the Administrative Agent and the Collateral Agent shall have received the Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing, in substantially the form of Exhibit H and covering the property identified on Schedule 4.01(g) (each, a “Mortgage”), dated the Closing Date and duly executed by each applicable Loan Party, together with evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in form suitable for recording in all recording offices necessary to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid.

(d)            Since June 30, 2022, there shall have occurred and be continuing no event or other circumstance that has had a Material Adverse Effect.

(e)            The Lenders and the Agents shall have received all fees required to be paid, and all expenses (including the fees and expenses of legal counsel) for which reasonably detailed invoices have been presented at least two (2) Business Days prior to the Closing Date, required to be paid under the Loan Documents.

(f)            Each Borrower Group Member shall have provided to the Agents, Lead Arrangers and Lenders at least five (5) Business Days prior to the Closing Date, of (i) all information reasonably requested by them under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) with respect to each Borrower Group Member, to the extent that they qualify as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate.

(g)            Completed requests for information or similar search reports, dated on or before the Closing Date, evidencing that no Lien (other than Permitted Liens), effective financing statement, registration or filing exists or is filed with respect to any Collateral or the assets of the Project Company.

(h)            All material Governmental Authorizations or third-party filing, consent and approval necessary for the consummation of the Transactions and the Facility shall be in full force and effect and the Administrative Agent shall have received certified copies of such Governmental Authorizations and third-party filings, approvals and consents.

(i)            There shall exist no action, suit, claim, dispute, investigation, litigation or proceeding affecting any Borrower Group Member or against any of its revenues pending or threatened before Law, in equity, in arbitration or before any Governmental Authority, that (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) purports to affect the legality, validity or enforceability of any Loan Document or (iii) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereunder or under any Loan Document or any other transactions entered into by any Borrower Group Member from time to time in connection with the foregoing, to the extent permitted under thereunder.

SECTION 3.02  Conditions to All Borrowings.  The obligation of each Lender to make Loans (including the initial Loan) is subject to the satisfaction of the following conditions in each instance:

(a)            The Administrative Agent shall have received (i) a written Borrowing Notice in accordance with the requirements hereof, which shall include instructions to fund the Project Company’s capital calls and the relevant account information of the Project Company, (ii) a written capital call request by the Project Company, which shall include evidence detailing the Project Costs due and to be paid on or prior to the date of such Borrowing or reasonably expected to be due or incurred within ninety (90) days after the date of such Borrowing; provided that, if such capital call request does not include the foregoing information, the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower setting out the eligible Project Costs that are due and payable and that are otherwise expected to become payable with the proceeds of such capital call (which certificate shall include sufficient level of detail to enable the Administrative Agent to verify the accuracy of the eligible Project Costs) and (iii) without duplication of (ii), the Corporate Costs due and to be paid on or prior to the date of such Borrowing or reasonably expected to be due or incurred within ninety (90) days after the date of such Borrowing.

(b)            Other than with respect to the initial Borrowing, the Administrative Agent shall have received a Cost-to-Complete Certificate from the Independent Technical Consultant that evidences the Available Resources are equal to or higher than the Projected Corporate and Project Costs.

(c)            The representations and warranties of each Borrower Group Member set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of the Borrowing of the Loans (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

(d)            Other than the defaults under the Lucky Shot Lease to be remedied pursuant to Section 5.24, no Default or Event of Default shall have occurred and be continuing or would result from the Borrowing of such Loans or from the application of proceeds thereof.

(e)            No Material Adverse Effect has occurred and is continuing.

(f)            The Lenders and the Agents shall have received all fees required to be paid, and all expenses (including the fees and expenses of legal counsel) for which reasonably detailed invoices have been presented at least two (2) Business Days prior to the date of the Borrowing of the Loans, required to be paid under the Loan Documents.

(g)            All material Governmental Authorizations or third-party filing, consent and approval necessary for the then-current stage of the Project shall be in full force and effect and the Administrative Agent shall have received certified copies of such Governmental Authorizations and third-party filings, approvals and consents.

(h)            Solely with respect to the second Borrowing, the Administrative Agent shall have received (i) executed copies of the confirmations of trade under each Required Hedge Agreements, (ii) executed copies of each control agreement in respect of the accounts set forth on Schedule 4.01(cc), (iii) true, correct and complete copies (as certified by a Responsible Officer of Contango, which certificate shall also confirm that the Governmental Authorizations are in full force and effect) of (x) a written irrevocable notice from, or arrangement by, the Project Company to the Borrower agreeing to deliver Refined Gold and Refined Silver (each as defined in the Toll Milling Agreement) to the applicable Metals Account, (y) the Feasibility Study and (z) the following Governmental Authorization in respect of the Project (A) waste management permit and (B) plan of operations and (iv) evidence that the Borrower has received and spent (or a certificate from a Responsible Officer of the Borrower certifying that the Borrower has received and will spend within ninety (90) days following the date of such Borrowing) the cash proceeds from the issuance of Equity Interests to Contango as required pursuant to the Financing Plan to fund the Project Company’s capital calls.

(i)            Solely with respect to the second Borrowing, the Borrower shall execute, deliver, record and file any and all such further agreements, financing statements, notices of assignment and other instruments necessary to create and perfect a first priority security interest in favor of the Collateral Agent over the Proceeds Account, the Debt Service Reserve Account and each Metals Account under the laws of the applicable jurisdictions in which such accounts are located and provide a legal opinion addressed to the Secured Parties in respect of the perfection of such security interest.

(j)            Solely with respect to the final Borrowing of the Term Loans, the Debt Service Reserve Account shall have on deposit an amount equal to the DSR Required Balance (including, if applicable, after application of the proceeds of such final Borrowing of the Term Loans).

SECTION 3.03  Waiver.

The terms and conditions of Sections 3.01 and 3.02 are inserted for the sole benefit of the Lenders, and the Lenders may waive them in accordance with Section 10.02, in whole or in part, with or without terms or conditions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01  Representations and Warranties.

To induce the Lenders and the Agents to enter into this Agreement and to induce the Lenders to extend Loans on each date of the Borrowing of the Loans, each Loan Party hereby represents and warrants to the Lenders and the Agents, as of the date of this Agreement, as of the Closing Date and as of the date of each Borrowing of the Loans, as follows and acknowledges and confirms that the Lenders are relying upon such representations and warranties in entering into this Agreement and in extending the Loans on each date of Borrowing of the Loans:

(a)            Status and Power.  Each Borrower Group Member has been duly incorporated or formed and is validly existing under the laws of its incorporation or formation, as applicable.  Each Borrower Group Member is duly qualified, registered or licensed in all jurisdictions where its ownership, lease or operation of its properties or the nature of its business makes such qualification, registration or licensing necessary or where failure to be in such standing or so qualified, registered or licensed would not reasonably be expected to have a Material Adverse Effect.  Each Borrower Group Member has all requisite organizational capacity, power and authority to own, hold under license or lease its properties, and to carry on its business as now conducted and as proposed to be conducted in all material respects.  Each Borrower Group Member has all necessary organizational capacity to enter into, and carry out the transactions contemplated by, the Loan Documents to which it is a party.

(b)            Authorization and Enforcement.  The execution, delivery and performance by each Borrower Group Member of the Transaction Documents and Material Project Documents (Project Company), in each case, to which it is a party or is to be a party are within such Borrower Group Member’s powers and all necessary action, organizational or otherwise, has been taken to authorize the execution, delivery and performance by such Borrower Group Member of the Transaction Documents and Material Project Documents (Project Company), in each case, to which it is a party.  Each Borrower Group Member has duly executed and delivered the Transaction Documents and Material Project Documents (Project Company), in each case, to which it is a party.  The Transaction Documents and Material Project Documents (Project Company), in each case, to which each Borrower Group Member is a party are legal, valid and binding obligations of such Borrower Group Member, each enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and (ii) the fact that the courts may deny the granting or enforcement of equitable remedies.

(c)            Compliance with Other Instruments.  The execution, delivery and performance by each Borrower Group Member of the Transaction Documents and Material Project Documents (Project Company), in each case, to which it is a party, and the consummation of the Transactions contemplated herein and therein, do not and will not (i) conflict with, result in any breach or violation of, or constitute a default under, (A) the terms, conditions or provisions of, the charter or Constituent Documents, by laws, partnership agreements or declaration relating thereto of such Borrower Group Member, (B) any law, regulation, judgment, decree or order binding on or applicable to such Borrower Group Member (including Regulation X of the Federal Reserve Board) or any order, writ, judgment, injunction, decree, determination or award applicable to or binding on or affecting such Borrower Group Member or any of its properties in any material respect, or (C) any material agreement binding on or affecting such Borrower Group Member, or (ii) other than as contemplated by the Loan Documents, result in, or require, the creation or imposition of any Liens on any property or assets of any Borrower Group Member.

(d)            Governmental Authorizations, etc.  (i) No Governmental Authorization and no consent, notice or other similar action of, to, or by, or filing with, any Governmental Authority or any other third party is required for (A) the due execution, delivery, recordation, filing or performance of any Transaction Document and Material Project Documents (Project Company), in each case, to which any Borrower Group Member is a party, or for the consummation of the Transactions, (B) the grant by any Borrower Group Member of the Liens granted by it pursuant to the Collateral Documents, (C) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens) or (D) the exercise by any Agent or any other Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d), all of which (other than filings of the Collateral Documents to be made by Administrative Agent) have been duly obtained, taken, given or made, are in full force and effect and are final and non-appealable.  Other than the Governmental Authorizations described in Schedule 4.01(d), no Governmental Authorization and no consent, notice or other similar action of, to or by, or filing with, any Governmental Authority or any other third party (other than under or pursuant to the Peak Gold LLC Agreement) is required in connection with the ownership, operation or maintenance of the Project.

(ii) The Project, if constructed in accordance with the Construction Plan, Budget and Schedule, the Mine Plan and otherwise developed as contemplated by the Material Project Documents (Project Company), will conform and comply in all material respects with all covenants, conditions, restrictions and reservations of all Governmental Authorizations and all Laws.

(e)            Litigation.  There are no actions, suits, inquiries, claims, disputes, investigations or proceedings (whether or not purportedly on behalf of any Borrower Group Member) pending or, to the Knowledge of the Loan Parties, threatened in writing against or affecting any Borrower Group Member before any Governmental Authority, by or against any Borrower Group Member or against any of its properties or revenues which in any case or in the aggregate (i) if adversely determined could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect or pertain to this Agreement, any other Transaction Document or any Material Project Document (Project Company).  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the Transactions not be consummated as herein or therein provided.

(f)            EEA Financial Institution.  No Borrower Group Member is an EEA Financial Institution.

(g)            Title to Assets.  (i)   Each Borrower Group Member has good and marketable title to all to its property, assets and undertaking, free and clear from any Lien other than the Permitted Liens, and as of the Closing Date no Person other than the Borrower and KG Mining and its Affiliates has any rights to participate in or operate the Project.  As of the Closing Date, Schedule 4.01(g) sets forth a complete and accurate list of all Real Property (including leased Real Property), Royalties, mineral, surface interests and ancillary rights (including rights of access) in which the Loan Parties have a right, title or interest, including those necessary for the development and mining operations of the Project in accordance with the Mine Plan, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair market value thereof.

(ii)            Other than with respect to the initial Borrowing, there are no intervening Liens or changes in the state of title of each Mortgaged Property as of the date of each Borrowing other than Permitted Liens.

(iii)            Other than the Royalties and this Agreement, none of the Real Property owned by the Borrower Group Members or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty other than as provided in the Peak Gold LLC Agreement.

(iv)            Other than pursuant to Laws, there are no restrictions on the ability of any Borrower Group Member to exploit the Real Property owned thereby.

(v)            All mining concession, maintenance fees, recording fees, preservation patents and Taxes and all other amounts have been paid when due and payable and all other actions and all other obligations as are required to maintain the Real Property in good standing, have been taken and complied with in all material respects.

(h)            Perfection Information.  Each Loan Party has provided written notification to the Administrative Agent as required in accordance with Section 5.02(c) of any change in the information which would result in a Lien on any portion of the Collateral becoming unperfected or, in the case of any after acquired asset, such asset not being subject to a Lien under a Collateral Document.

(i)            Beneficial Ownership Certification.  As of the Closing Date, the information included in any Beneficial Ownership Certificate is true and correct in all respects.

(j)            Loss Events.  No Loss Event has occurred nor has any notice been given or proceeding commenced by a Governmental Authority or Person in respect thereof nor, to the Knowledge of the Borrower, is there any intent or proposal to give any such notice or commence with respect to a Loss Event.

(k)            Conduct of Business.  No Borrower Group Member is in violation of any Laws, save (except in the case of Laws that are subject to Section 4.01(ff)) for non-compliance which could not reasonably be expected to have a Material Adverse Effect.  Each Borrower Group Member holds all licenses, certificates of approval, approvals, registrations, permits and consents which are required to operate its businesses where they are currently being operated except where the failure to have such licenses, certificates of approval, approvals, registrations, permits and consents could not reasonably be expected to have a Material Adverse Effect.  Each Borrower Group Member is and has been in compliance in all material respects with all exploration, development and mining operations in respect of the Real Property owned thereby have been conducted in accordance with Prudent Industry Practices and all material workers’ compensation and health and safety regulations have been complied with.

(l)            Outstanding Defaults.  No Default or Event of Default exists or would result from the consummation of the Transactions by any Borrower Group Member.

(m)            Tax Returns and Taxes.  Each Borrower Group Member has filed all material Tax returns and Tax reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes which are being Contested.

(n)            Expropriation or Condemnation.  There is no present or threatened (in writing to the Borrower) Event of Eminent Domain of the property or assets of any Borrower Group Member or Equity Interests in any Borrower Group Member (but no representation is made as to any Equity Interest in the Project Company not owned by the Borrower).

(o)            Environmental Compliance.

(i)            All facilities and property owned, leased, used or operated by each Borrower Group Member are owned, leased, used or operated by such Borrower Group Member in compliance with all Environmental Laws, except where any non-compliance could not reasonably be expected to have a Material Adverse Effect and to the Knowledge of the Borrower, all facilities and property previously owned, leased, used or operated by each Borrower Group Member were owned or leased in compliance with all Environmental Laws, except where any non-compliance could not reasonably be expected to have a Material Adverse Effect;

(ii)            There are no pending or threatened (in writing to any Loan Party or to the Knowledge of any Loan Party):

(A)            claims, complaints, notices or requests for information received by any Borrower Group Member from any Governmental Authority with respect to any alleged violation of any Environmental Law which alleged violation could reasonably be expected to have a Material Adverse Effect;

(B)            complaints, notices or inquiries to any Borrower Group Member from any Governmental Authority regarding potential liability under any Environmental Law which potential liability could reasonably be expected to have a Material Adverse Effect;

(C)            to the Knowledge of the Borrower, there have been no releases of any Hazardous Materials or any escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials at, on, under or from any property now or previously owned, operated, used or leased by any Borrower Group Member in violation of Environmental Laws except for releases of any Hazardous Materials which could not reasonably be expected to have a Material Adverse Effect;

(D)            each Borrower Group Member has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations under any Environmental Laws to carry on its business except where any non-compliance could not reasonably be expected to have a Material Adverse Effect; and

(E)            to the Knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned, operated, used or leased by any Borrower Group Member which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law except for the existence of any such conditions which could not reasonably be expected to have a Material Adverse Effect.

(p)            Subsidiaries.  As at the date hereof and hereafter, set forth on Schedule 4.01(q) is (i) a chart that accurately sets out corporate structure of Contango, (ii) a complete and accurate list, as of the date hereof of (A) each Loan Party’s jurisdiction of incorporation, organization or formation, as applicable, (B) the address of each Loan Party’s principal place of business and (C) such Loan Party’s taxpayer identification number, and (iii) a complete and accurate list of all Equity Interests directly or indirectly owned or held by each Loan Party, showing as of the date hereof, as to each such Person in which such Loan Party owns or holds such Equity Interests, (x) the jurisdiction of incorporation, organization or formation of such Person, (y) the number or percentage, as applicable, of shares, membership interests or partnership interests, as applicable, of each class of Equity Interests of such Person authorized and (z) the number or percentage, as applicable, outstanding, on the date hereof and the percentage of each such class of Equity Interests of such Person owned or held (directly or indirectly) by such Loan Party or any of its Subsidiaries and the number of shares, membership interests or partnership interests of such Person, as applicable, covered by outstanding options, warrants, rights of conversion or purchase and similar rights as of the date hereof.

The copy of the Constituent Documents of each Borrower Group Member and each amendment thereto provided to the Lenders is a true and correct copy of each such document, each of which is valid and in full force and effect.

Contango has no Subsidiaries and has no other equity or other interest in, or otherwise Controls any voting stock of or has any direct or indirect ownership interest in, any Person other than the Borrower, AGT and CMA.  The Borrower has no Subsidiaries and has no other equity or other interest in, or otherwise Controls any voting stock of or has any direct or indirect ownership interest in, any Person other than the Project Company.  None of AGT, CMA and the Project Company has any Subsidiaries or any other equity or other interest in, or otherwise Controls any voting stock of or has any direct or indirect ownership interest in, any Person.  All of the outstanding Equity Interests in each Borrower Group Member have been validly issued, are fully paid and non-assessable and (other than with respect to Equity Interests in the Project Company not owned by the Borrower and Equity Interests issued by Contango) are directly owned by the applicable Borrower Group Members indicated on Schedule 4.01(q) free and clear of all Liens, except for Permitted Liens.

No Loan Party has any obligation to make any capital contribution or any other Investment in, or to comply with any capital call relating to, any Person, except as permitted pursuant to this Agreement.

(q)            Employee Benefit Plans and Pension Plans.

(A)            There is no proceeding or claim (other than routine claims for benefits and related appeals) pending or, to the Knowledge of the Borrower, threatened against any Borrower Group Member with respect to any Employee Benefit Plan that, individually or in the aggregate, would be reasonably expected to result in a Material Adverse Effect.

(B)            Each Borrower Group Member has established, operated and administered (including the payment, withholding and remitting of all required contributions in a timely manner) each Employee Benefit Plan in compliance with all Law except for such instances of non-compliance as, individually and in the aggregate, have not resulted in and are not reasonably likely to result in a Material Adverse Effect.

(C)            The expected post-retirement benefit obligation of each Borrower Group Member under the Employee Benefit Plans does not and is not reasonably likely to have a Material Adverse Effect.

(D)            Neither any Borrower Group Member nor any ERISA Affiliate has, or during the past five years had, any liability or obligation with respect to any Pension Plan or Multiemployer Plan.

(E)            Neither any Borrower Group Member nor any ERISA Affiliate has incurred any material obligation in connection with the termination of or withdrawal from any Pension Plan or Multiemployer Plan.

(r)            Collective Bargaining Agreements.  No Borrower Group Member is a party to any collective bargaining agreement.

(s)            Insolvency Proceedings.  No Bankruptcy Event has occurred with respect to any Borrower Group Member.

(t)            Solvency after Drawdown.  After giving effect to the Transactions, each Borrower Group Member is Solvent.

(u)            Intellectual Property.  Each Borrower Group Member owns or is licensed or otherwise has the right to use all Intellectual Property that is used in the operation of its businesses without conflict with the rights of any other Person (other than any Intellectual Property the absence of which or any such conflict with respect to which would not have a Material Adverse Effect).  To the Knowledge of any Loan Party, no Borrower Group Member has received any notice of any claim of infringement or similar claim or proceeding relating to any of the Intellectual Property which if determined against such Borrower Group Member could reasonably be expected to have a Material Adverse Effect.  No present or former employee of any Borrower Group Member and no other Person owns or claims in writing to own or has or claims in writing to have any interest, direct or indirect, in whole or in part, in any of the Intellectual Property of such Borrower Group Member that could reasonably be expected to have a Material Adverse Effect.

(v)            Insurance.  Each Borrower Group Member’s Property is insured in accordance with Prudent Industry Practices and, in the case of the Project Company, the Material Project Documents (Project Company) and the Peak Gold LLC Agreement.  All premiums due and payable under such policies have been paid and each Borrower Group Member is in compliance in all material respects with the terms of such policies.

(w)            Liens and Pledges.  The Liens granted to the Secured Parties pursuant to the Collateral Documents delivered on or prior to the date this representation is made are valid and fully perfected Liens, subject only to Permitted Liens and will, upon the acquisition of additional Collateral, subject only to Permitted Liens, in all cases constitute first charges or security interests upon all such Collateral free and clear of all Liens except Permitted Liens.  All Equity Interests issued by the Borrower, AGT and CMA and all Equity Interests issued by the Project Company owned by the Loan Parties are subject to security interests in favor of the Collateral Agent for and on behalf of the Secured Parties, pursuant to the Security Agreement.

(x)            Consents, Approvals, etc.  No consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions or other documents or instruments are required to be entered into by any Person (i) to make effective the Lien created or intended to be created by any Loan Party in favor of the Collateral Agent for and on behalf of the Secured Parties pursuant to the Collateral Documents, (ii) to ensure the perfection and the intended priority of such Lien or (iii) to implement the transactions contemplated hereby.

(y)            Information; Disclosure.

(A)            Each of the Base Case Financial Model and pro forma balance sheet delivered to the Lenders pursuant to Section 3.01(a)(ix) and Section 3.01(a)(viii)(D), respectively, was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed reasonable by Contango in light of the conditions existing on the Closing Date.

(B)            The audited financial statements that have been delivered to the Lenders pursuant to Section 3.01(a)(viii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and fairly present, in all material respects, the financial condition of each Borrower Group Member as of the date thereof and the results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted therein.

(C)            The unaudited financial statements that have been delivered to the Lenders pursuant to Section 3.01(a)(viii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of each Borrower Group Member as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject to the absence of notes and to normal year-end audit requirements.

(D)            Any balance sheets, statements of income or statements of cash flows that have been delivered to the Lenders pursuant to Section 5.02(a) and 5.02(b) fairly present, subject, in the case of balance sheets, statements of income and cash flows delivered pursuant to Section 5.02(b), to year-end audit adjustments, the financial condition of each Borrower Group Member as at the dates thereof and for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.

(E)            The reports, financial statements, certificates, the Construction Plan, Budget and Schedule, the Financing Plan, the Mine Plan and other written information furnished by or on behalf of each Borrower Group Member to any Agent or any Lender in connection with the Transactions and the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents (as modified or supplemented by other information so furnished), taken as a whole, do not, as of the date delivered, as of the Closing Date, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in light of the circumstances under which they were made, not misleading.

(z)            No Material Adverse Change.  Since June 30, 2022, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(aa)            Margin Regulations; Use of Proceeds.

(A)            No Borrower Group Member is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

(B)            The proceeds of the Loans are being used solely for the purposes permitted under Section 5.03 and no part of the proceeds of the Loans has been used by any Borrower Group Member, directly or, to the Knowledge of the Borrower, indirectly, (i) in violation of any Sanctions, (ii) which could result in the imposition of Sanctions against any Person (including any Person participating in the transactions contemplated hereby, whether as Lender or otherwise), (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or in any other manner that would constitute a violation of Anti-Corruption Laws and Anti-Terrorism Laws or (iv) to finance any hostile acquisition.

(bb)            Investment Company Act.  No Borrower Group Member is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(cc)            Accounts.  No Loan Party has any deposit, securities, commodity or other financial accounts, other than the Accounts.

(dd)            Debt and Liens.  (i) No Borrower Group Member has any Debt other than Permitted Debt and (ii) there are no Liens (other than Permitted Liens) on (A) any of the Collateral or (B) any other Property of any Borrower Group Member.

(ee)            Contracts.

(A)            Set forth on Schedule 4.01(ee) (as updated pursuant to Section 5.18) hereto is a complete and accurate list of all Material Project Documents and Material Project Documents (Project Company) in effect as of the date hereof.

(B)            (A) Each Material Project Document and each Material Project Document (Project Company) is in full force and effect, (B) there are no existing material defaults under any such Material Project Document, any such Material Project Documents (Project Company) or the Loan Documents, and (C) no event has occurred that gives any party under the Material Project Documents, the Material Project Documents (Project Company) or the Loan Documents the right to terminate any Material Project Document, any Material Project Document (Project Company) or any Loan Document.

(C)            No Loan Party is a party to, or otherwise subject to any provision contained in, any Contract which limits the amount of, or otherwise imposes restrictions on the incurrence of, Debt by such Loan Party, other than the Loan Documents and the Convertible Debentures. To the Knowledge of the Loan Parties, the Project Company is not a party to, or otherwise subject to any provision contained in, any Contract which limits the amount of, or otherwise imposes restrictions on the incurrence of, Debt by the Project Company, other than the Loan Documents and the Peak Gold LLC Agreement.

(D)            No Loan Party is in default under, or with respect to any Material Project Document or any Material Project Document (Project Company) in any material respect. To the Knowledge of the Loan Parties, the Project Company is not in default under, or with respect to any Material Project Document or any Material Project Document (Project Company) in any material respect.

(ff)            Sanctions; Anti-Corruption.

(A)            Neither any Borrower Group Member, any of its Subsidiaries, or any director, officer, or, to the Knowledge of such Borrower Group Member, employee, agent, or Affiliate of such Borrower Group Member or any of its Subsidiaries is a Person that is, or is owned or Controlled by Persons that are:  (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, Iran, North Korea, Syria, Cuba, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

(B)            Each Borrower Group Member and each of its respective directors, officers and employees and, to the Knowledge of such Borrower Group Member, its agents, are in compliance with all applicable Sanctions and with all applicable Anti-Corruption Laws and Anti-Terrorism Laws.  Each Borrower Group Member has instituted and maintains policies and procedures designed to promote compliance with applicable Sanctions and all applicable Anti-Corruption Laws and Anti-Terrorism Laws.

(gg)            Pari Passu.  Each Loan Party’s obligations under the Loan Documents are secured and unsubordinated obligations and will rank at least pari passu in priority of payment with all unsecured obligations of such Loan Party outstanding at any time except for any obligations (including any pension, social security and employment obligations) held by those whose claims are preferred under any bankruptcy or insolvency procedures to the extent required by the terms of any Law.

(hh)            No Immunity.  Neither any Borrower Group Member nor any of its respective Property or assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

(ii)            Technical Reports.  The estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves set out in each technical report for the Project provided by the Independent Technical Consultant have been prepared in accordance with Prudent Industry Practices. The Borrower does not have any knowledge that the mineral resources or mineral reserves (or any other material aspect of any technical report) are inaccurate in any material respect.

(jj)            Force Majeure Events.  Neither the business nor the Properties of any Borrower Group Member are affected by any Force Majeure event that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.02  Survival of Representations and Warranties.

All of the representations and warranties of the Borrower Group Members, as applicable, contained in Section 4.01 shall survive the execution and delivery of this Agreement until the Discharge Date, notwithstanding any investigation made at any time by or on behalf of any Lender.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees with the Agents and the Lenders that, until the Discharge Date, and unless waived in writing in accordance with Section 10.02:

SECTION 5.01  Payment of Material Obligations.  (a) Each Loan Party shall duly and punctually pay, or cause to be duly and punctually paid to the Secured Parties, all amounts payable by such Loan Party under the Loan Documents to which it is a party at the times and places and in the currency and manner mentioned therein.

(b) Each Loan Party shall duly and punctually pay, discharge or otherwise satisfy as the same shall become due and payable at the appropriate times and places and in the currency and manner mentioned, (i) all material assessments and governmental charges or levies imposed upon it or any of its Property and (ii) all material other obligations and liabilities (other than obligations and liabilities that constitute Debt); provided that none of the Loan Parties and the Project Company shall be required to pay or discharge any such assessment, governmental charge, levy or other obligation or liability to the extent it is subject to Contest.

SECTION 5.02    Reporting. The Borrower will furnish to the Administrative Agent and each Lender with the following statements and reports:

(a)            as soon as available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ended June 30, 2023), copies of the audited Consolidated financial statements of Contango as at the end of such Fiscal Year and the related statements of income or operations and Cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit other than in connection with the maturity of the Loans solely in the case of an audit delivered with respect to the Fiscal Year immediately prior to the Maturity Date on a future date or in a future period ended within the Fiscal Year immediately succeeding the Fiscal Year with respect to which the audit is delivered) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and Cash flows of Contango in accordance with GAAP consistently applied;

(b)     as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year of Contango (commencing with the fiscal quarter ended June 30, 2023), unaudited Consolidated financial statements of Contango as at the end of such fiscal quarter, the related financial statements of income or operations and Cash flows for such fiscal quarter and for the portion of Contango’s Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, certified by a Financial Officer of Contango as fairly presenting in all material respects the financial condition, results of operations and Cash flows of Contango and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;

(c)     concurrently with the deliveries of the financial statements pursuant to any of clauses (a) and (b) above, a duly executed and completed compliance certificate in the form of Exhibit D signed by a Financial Officer of Contango, which shall include any change in the information which would result in the Lien in favor of the Collateral Agent for and on behalf of the Secured Parties becoming unperfected or, in the case of any after acquired asset, such asset not being subject to a Lien under the Collateral Documents;

(d)            quarterly, as soon as available, an updated Base Case Financial Model, including amortizations and net cash flow of the Loan Parties, provided that, (i) for such Base Case Financial Model to become the then-current Base Case Financial Model, such updated Base Case Financial Model shall be approved by the Required Lenders (acting reasonably) and (ii) it shall constitute a breach of this covenant if, following good faith negotiation with the Borrower, such updated Base Case Financial Model has not been approved by the Required Lenders;

(e)         quarterly, as soon as available, an updated Mine Plan (including any updates to the reserves statements contained therein and any relevant updates to the Base Case Financial Model), provided that, (i) for such Mine Plan to become the then-current Mine Plan, such updated Mine Plan shall be approved by the Required Lenders (acting reasonably) and (ii) it shall constitute a breach of this covenant if, following good faith negotiation with the Borrower, such updated Mine Plan has not been approved by the Required Lenders; provided further that, if no amendments have been made thereto since the most recently delivered Mine Plan, a certificate from the Borrower stating that such Mine Plan continues to be complete and in full force and effect;

(f)          concurrently with any Disposition resulting in Net Cash Proceeds in excess of $250,000, the related invoices and Contracts and any other information reasonably requested by the Administrative Agent;

(g)            promptly upon receipt thereof or upon Knowledge of the occurrence of such events, information required under the Patriot Act and notice and details of any change in the information provided in the Beneficial Ownership Certificate that results from a change in the beneficial owners of any Borrower Group Member;

(h)            promptly but in any event within five (5) Business Days, copies of all material notices, requests and other documents received by any Loan Party under or pursuant to any Material Project Document and any Material Project Document (Project Company), including any applicable shipping documents, transfer and delivery confirmations and invoices under the Material Project Documents and the Material Project Documents (Project Company), other than immaterial or ministerial notices, requests or documents, received in the ordinary course of business;

(i)            promptly but in any event within five (5) Business Days, copies of all material notices, written communications, requests and other documents received by any Loan Party from Kinross Gold, KG Mining or the Manager in respect of the Project, including any applicable shipping documents, transfer and delivery confirmations and invoices under the Material Project Documents (Project Company), notices of Force Majeure under the Material Project Documents (Project Company), capital calls, copies of Additional Material Project Documents and copies of amendments, supplements, waivers, consents and replacement agreements in respect of the Material Project Documents (Project Company); other than immaterial or ministerial notices, written communications, requests or documents received in the ordinary course of business;

(j)            any amendment, update, revision or supplement to or replacement of the Mine Plan in effect and approved by the Borrower, together with an updated Base Case Financial Model to reflect material changes to the Project as they occur; provided that, (i) for such Base Case Financial Model to become the then-current Base Case Financial Model, such updated Base Case Financial Model shall be approved by the Required Lenders (acting reasonably) and (ii) it shall constitute a breach of this covenant if, following good faith negotiation with the Borrower, such updated Base Case Financial Model has not been approved by the Required Lenders;

(k)        any amendment, revision or supplement to or replacement in effect and approved by the Borrower of the Construction Plan, Budget and Schedule or the Program and Budget;

(l)            any new revised and approved technical reports or updated mineral reserve and mineral resource estimates produced that pertain to the Real Property, or any material technical studies relating to the Project;

(m)       no later than December 15 of each year, the Borrower shall deliver to the Administrative Agent a Program and Budget, together with a certificate of a Responsible Officer of the Borrower stating that such Program and Budget is a true and correct copy of the Program and Budget for the following calendar year received from the Manager; provided that the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent such Program and Budget by November 1 of each year, provided that, in the event that any Program and Budget delivered pursuant to this Section 5.02(m) indicates that the anticipated costs and expenses incurred in connection with the operation of the Project and/or Capital Expenditures anticipated to be incurred by the Project Company in any applicable calendar year exceed by five percent (5%) of the anticipated costs and expenses incurred in connection with the operation of the Project and/or Capital Expenditures of the Project Company for such calendar year in the applicable Base Case Financial Model, no later than thirty (30) days after the receipt of such Program and Budget, the Administrative Agent shall approve such Program and Budget or shall advise the Borrower of any changes thereto reasonably necessary for approval by the Administrative Agent;

(n)            no later than January 15 of each year, the Borrower shall deliver to the Administrative Agent a corporate budget (the “Corporate Budget”) for the Loan Parties detailing, among other things, the Corporate Costs and the project Capital Expenditures of the Loan Parties for the following calendar year, provided that no later than forty-five (45) days after the receipt of such Corporate Budget, the Administrative Agent shall approve such Corporate Budget or shall advise Contango of any changes thereto reasonably necessary for approval by the Administrative Agent; provided that if any proposed Corporate Budget has not been approved pursuant to this Section 5.02(n), the Corporate Budget for such year in the Base Case Financial Model shall apply;

(o)             the occurrence of the Commercial Operation Date;

(p)        monthly, as soon as available, a written operations report prepared by or on behalf of Contango, which report shall include all material information pertaining to the operations of the Loan Parties and a summary of information received from the Manager in respect of the Project, and otherwise in form and substance satisfactory to the Required Lenders (acting reasonably); and

(q)             such other statements, reports and information as the Administrative Agent, on the instructions of the Required Lenders may reasonably request from time to time.

SECTION 5.03        Use of Proceeds.

(a)          The Borrower shall use the proceeds of the Term Loans only to (i) finance equity contributions to be made by the Borrower to the Project Company, (ii) fund the Debt Service Reserve Account, (iii) without duplication of (i), to pay Corporate Costs in accordance with the then-current Corporate Budget and the Base Case Financial Model and (iv) pay any other amounts owing under or in connection with the Loan Documents, unless otherwise directed by all the Lenders.

(b)             The Borrower shall use the proceeds of the Liquidity Buffer Loans only to pay Cost Overruns, unless otherwise directed by all the Lenders.

SECTION 5.04    Maintenance of Insurance; Flood Insurance.  Each Loan Party shall maintain on an individual or aggregate basis, with financially sound and reputable insurers, insurance with respect to its Properties and business against loss, damage, risk or liability of the kinds customarily insured against by Persons carrying on a similar business.  All premiums for such insurance shall be paid by the applicable Loan Party when due and certificates of insurance and, if requested, photocopies of the policies shall be delivered to the Administrative Agent.  Each Loan Party shall provide the Administrative Agent with a true complete listing of such insurance, including issuers, coverages and deductibles, (a) within ten (10) Business Days after the effective date of any renewed insurance policy and (b) promptly following the Administrative Agent’s request.

If any Mortgaged Property is at any time a Flood Hazard Property, then each applicable Loan Party shall provide to the Administrative Agent the Flood Insurance Documents with respect to such Mortgaged Property.  The Administrative Agent shall promptly provide to the Lenders copies of the Flood Insurance Documents, to the extent received from any Loan Party.  The Administrative Agent agrees to request such Flood Insurance Documents at the request of any Lender.  Each Loan Party shall cooperate with the Administrative Agent (acting at the direction of the Required Lenders) in connection with compliance with the Flood Laws, including providing any information reasonably required by the Administrative Agent (or by any Secured Party through the Administrative Agent) in order to confirm compliance with the Flood Laws.

If a Flood Redesignation shall occur with respect to any Mortgaged Property, the Administrative Agent (acting at the direction of the Required Lenders) shall obtain a completed Flood Hazard Determination with respect to such Mortgaged Property, and each Loan Party shall provide to the Administrative Agent the Flood Insurance Documents with respect to such Mortgaged Property by not later than forty-five (45) days after the date of the Flood Redesignation or any earlier date required by the Flood Laws.

SECTION 5.05        Access to Senior Financial Officers.  Upon the reasonable advance request of the Administrative Agent at reasonable intervals, each Loan Party shall make available its Financial Officers to representatives of the Administrative Agent to answer questions concerning such Loan Party’s business and affairs and the Project.

SECTION 5.06       Notices.  Each Loan Party shall upon obtaining Knowledge thereof, promptly (and in any case within five (5) Business Days) notify the Administrative Agent and each Lender in writing of:

(a)             the occurrence of either a Default or an Event of Default, the nature and date of the occurrence of such Default or Event of Default, assessment of the duration and effect thereof and the action proposed to be taken with respect thereto;

(b)            the commencement or the written threat of any expropriation or condemnation of any material assets, Property or undertaking of any Borrower Group Member or of the institution of any proceedings related thereto;

(c)             the filing or commencement of any actions, suits, inquiries, investigation, disputes, claims or proceedings (whether or not purportedly on behalf of any such Loan Party) commenced or threatened in writing against or affecting any Borrower Group Member or any Affiliate thereof before any Governmental Authority which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(d)             any material change in accounting or financial reporting practices by any such Loan Party;

(e)             any matter or development that has had or could reasonably be expected to have a Material Adverse Effect;

(f)            the occurrence of any Loss Event in excess of $1,000,000 with respect to any Property of any Loan Party or the Project Company, whether or not insured;

(g)            any notice of cancellation of, threatened cancellation of, or change in, the insurance policies maintained by or on behalf of any Loan Party or the Project Company;

(h)             any dispute between any Loan Party or the Project Company involving the revocation, modification, failure to renew or the like of any material Governmental Authorization or the imposition of additional conditions with respect thereto;

(i)             the opening of any Account by any Loan Party, together with the account information (including, the name of the bank where the account has been opened, the account number and account name);

(j)             any material breach or material non-performance of, or any material default under, any Transaction Document, including a description of such breach, nonperformance or default and the steps, if any, being taken in respect thereof;

(k)         any notice from any Material Project Party that any event of force majeure (as defined under the relevant Material Project Document) has occurred;

(l)               any Change of Control upon becoming aware of its occurrence;

(m)         becoming aware of the presence of any Hazardous Materials located on, above or below the surface of any land which any Borrower Group Member occupies or controls, except those being stored, used or otherwise handled in compliance with Environmental Laws, in each case which could reasonably be expected to have a material cost or material impact on any Borrower Group Member’s ability to carry on its business and to develop or operate the Project;

(n)            the occurrence of any release of Hazardous Materials that has occurred on or from any land which any Borrower Group Member occupies or controls, or otherwise with respect to the Project, which could reasonably be expected to have a material cost or material impact on any Borrower Group Member’s ability to carry on its business or to develop or operate the Project or which could reasonably be expected to have a Material Adverse Effect;

(o)            any proposed change in the use or occupation of the Real Property which may have a material cost or material impact on any Borrower Group Member’s ability to carry on its business or develop and operate the Project;

(p)             any binding letter of intent, definitive agreement or similar document in respect of any Change of Control; and

(q)            any other information reasonably requested with reasonable notice by the Administrative Agent or Required Lenders in respect of the financial condition, business and/or operations of any Borrower Group Member or the Project.

Each notice delivered under this Section 5.06 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the applicable Borrower Group Member has taken and proposes to take with respect thereto.

SECTION 5.07     Visitation and Inspection Rights.  Each Loan Party shall permit representatives and independent contractors of each Agent, each Lender and the Independent Technical Consultant from time to time to visit and inspect the assets, Property or undertaking of each Loan Party and, to the extent permitted under the Peak Gold LLC Agreement, the Project Company, and for that purpose to enter on any Property which is owned and controlled by each such Borrower Group Member and where any of the assets, property or undertaking of each such Borrower Group Members may be situated to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants during reasonable business hours and, unless a Default has occurred and is continuing, upon reasonable advance notice and at the cost of such Loan Party and as often as may be reasonably requested; provided that, prior to the Project Completion Date, such Persons may collectively exercise such rights at least one time during any calendar quarter and, thereafter, at least one time during any calendar year, in each case, at the expense of the Borrower; provided, further, that when an Event of Default exists, each Agent, each Lender and the Independent Technical Consultant (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower and at any time during normal business hours and without advance notice.

SECTION 5.08    Preservation of Existence, etc.  Each Loan Party shall preserve, renew and maintain in full force and effect its organizational existence in good standing under the Laws of the jurisdiction of its organization and qualify and remain duly qualified to carry on business and own property in each jurisdiction where the nature of its business makes such qualification necessary, except where failure to be in good standing or so qualified would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09     Conduct of Business.  (a) Each Loan Party shall conduct its business according to good, safe and Prudent Industry Practices, and otherwise in such a manner so as to comply with all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, so as to observe and perform all its obligations under leases, licenses and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom, except where such non-compliance, non-observance or non-performance could not reasonably be expected to have a Material Adverse Effect (save and except for Anti-Corruption Laws, Anti-Terrorism Law and Sanctions which shall not be so qualified by a Material Adverse Effect).

(b) Each Loan Party shall obtain and maintain all material licenses, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business except where failure to so obtain such licenses, permits, government approvals, franchises, authorizations and rights would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall preserve or renew all of its registered patents, trademarks, trade names and service marks necessary for the operation of its business except where failure to so obtain such registered patents, trademarks, trade names and service marks would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries received from a Governmental Authority relating to the condition of its facilities and properties or material compliance with Environmental Laws and, save for any good faith contesting of any such claims, complaints, notices or inquiries, shall proceed diligently to resolve any such claims, complaints, notices or inquiries relating to material compliance with Environmental Laws.  Each Loan Party shall promptly deliver (i) any new Governmental Authorizations or any reissuance, replacement, material amendment or material revision of any existing Governmental Authorizations and (ii), annually, any ordinary course renewal, non-material amendment or non-material revision, together, in each case, with a proposed amended and restated Schedule 4.01(d) to reflect any new Governmental Authorizations which, upon the approval of the Administrative Agent, shall be and shall be deemed to constitute Schedule 4.01(d) under this Agreement.

SECTION 5.10       Taxes.  Each Loan Party shall pay all material Taxes levied, assessed or imposed upon it and upon its Property or assets or any part thereof, as and when the same become due and payable, save and except when and so long as the validity of any such Taxes is being Contested.

SECTION 5.11   Books and Records.  Each Loan Party shall keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from their earnings all such proper reserves as required by GAAP and permit representatives of the Administrative Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice.

SECTION 5.12   Further Assurances.  Each Loan Party shall ensure that, at all times, the Secured Obligations are collaterally secured by the Collateral and shall meet all obligations (including all filing and registration obligations) provided in the Collateral Documents subject to the terms hereof and thereof.  Promptly upon the request of any Agent or any Lender through the Administrative Agent, each Loan Party shall:

(a)            correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

(b)            execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Laws, subject any Loan Party’s Properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

SECTION 5.13        Employee Benefit Plans and Pension Plan.  Each Loan Party shall:

(a)     establish, maintain and operate (including the payment, withholding and remitting of all required contributions in a timely manner) all Employee Benefit Plans so as to comply in all respects with all Laws and the respective requirements of the governing documents for such plans, except as individually and in the aggregate does not and could not reasonably be expected to have a Material Adverse Effect; and

(b)       deliver to the Administrative Agent, promptly and in any event within ten (10) Business Days after any Loan Party or the Project Company becoming aware of any Pension Event, a written notice setting forth the nature thereof and the action, if any, that such Loan Party proposes to take with respect thereto.

SECTION 5.14    Sanctions; Anti-Corruption Laws.

(a)            If any Loan Party obtains actual Knowledge that (i) any holder of a direct or indirect equity or financial interest in it or (ii) any Borrower Group Member or any Affiliate of the foregoing is the subject of any enforcement action or restriction under the Anti-Terrorism Laws or Anti-Corruption Laws, each Loan Party shall promptly notify the Administrative Agent in writing thereof.  Upon the request of the Administrative Agent, it shall promptly provide any information the Administrative Agent believes is reasonably necessary to be delivered to comply with any Anti-Terrorism Laws and Anti-Corruption Laws.

(b)            Each Loan Party shall maintain in effect policies and procedures designed to promote its, and its respective directors, officers, employees, and agents’ compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws.

SECTION 5.15    Maintenance of Properties.  Each Loan Party shall (i) operate, maintain, preserve and protect all of its material Properties necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted), (ii) make all necessary repairs thereto and renewals and replacements thereof, in each case in accordance with Mine Plan, Construction Plan, Budget and Schedule, Prudent Industry Practices, all Laws, Governmental Authorizations and Material Project Documents, and (iii) maintain its Real Property in good standing, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all concession, permit, license, and maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof, paying all rent, taxes, royalties, and any other fees in connection with the State of Alaska mining claims and provide evidence thereof to Administrative Agent within sixty (60) days prior to the due date thereof and otherwise maintaining its Real Property in compliance in accordance with Prudent Industry Practices, all Laws, Governmental Authorizations and Material Project Documents.

SECTION 5.16    Environmental Compliance.  Each Loan Party shall comply with the following:

(a)            conduct any environmental remedial activities required of it pursuant to any Governmental Authority and Prudent Industry Practices;

(b)       maintain in effect environmental and social monitoring arrangements, including arrangements to provide reasonable access to any material documents related to the development and operation of the Project that are in the Borrower’s custody or control; and

(c)           ensure that (i) the only mining activities taking place on the Real Property related to the Project are those under the control and direction of the Project Company in furtherance of the Project and (ii) the building, development and operation of the Project is in material compliance with the requirements of any environmental license, order or other Governmental Authorizations.

SECTION 5.17    Separateness.  Each Loan Party shall comply with the following:

(a)      maintain deposit accounts or accounts, separate from those of any such other Loan Party and its Affiliates with commercial banking institutions, and not commingle their funds with those of any such other Loan Party and its Affiliates;

(b)            act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(c)         conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (including, without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and Contracts);

(d)       obtain proper authorization from member(s), director(s), manager(s) and partner(s), as required by its Constituent Documents for all of its corporate, limited liability company, limited partnership or partnership actions, as applicable; and

(e)            comply in all material respects with the terms of its Constituent Documents.

SECTION 5.18   Material Project Documents.  Each Loan Party shall  (a) perform and observe all of the material terms and provisions of each Material Project Document to which it is a party applicable to it, (b) maintain each Material Project Document to which it is a party in full force and effect (subject to the scheduled expiration thereof in accordance with its terms or any termination or cancellation in respect thereof otherwise permitted under Section 5.22), (c) enforce each Material Project Document to which it is a party in accordance with its terms, and (d) upon the reasonable request of the Administrative Agent or any Lender (acting through the Administrative Agent), make to each Material Project Party such requests for information and reports or for action as it is entitled to make under the applicable Material Project Document. Each Loan Party shall deliver to the Administrative Agent any new Material Project Document or any amendment or revision to any existing Material Project Document, together, in the case of new Material Project Documents, with a proposed amended and restated Schedule 4.01(ee) to reflect the new Material Project Documents which, upon the approval of the Administrative Agent, shall be and shall be deemed to constitute Schedule 4.01(ee) under this Agreement.

SECTION 5.19    Minimum Cash Requirement.  Contango shall at all times be in compliance with the Minimum Cash Requirement.

SECTION 5.20    Accounts; Debt Service Reserve Account Funding; Revenue Waterfall.

(a)              The Accounts.

(i)            Except as provided in this Agreement, on or prior to the Closing Date, the Borrower shall establish and thereafter maintain with the Account Bank each of the Accounts.  The Borrower shall cause the Account Bank to execute and deliver one or more Control Agreements, which provides, inter alia, that the Collateral Agent (for and on behalf of the Secured Parties) shall have “control” of the Accounts within the meaning of Article 9 of the UCC. The Borrower shall maintain at all times in accordance with each Control Agreement, the Accounts.

(ii)            Each Loan Party shall instruct each Material Project Party under the Material Project Document to which such Loan Party is a party to make all payments under the Material Project Document to which such Material Project Party is a party directly to the Proceeds Account.

(iii)                Each Loan Party (other than the Borrower that is subject to clause (iv) below) shall cause all revenues, payments, Cash and proceeds arising from the business or operations of any such Loan Party (including from a Casualty Event), and any other amounts payable to such Loan Party (other than the Borrower that is subject to clause (iv) below), to be deposited into, or credited to, the Accounts.

(iv)          The Borrower shall cause all revenues, payments, Cash and proceeds arising from the business or operations of the Borrower (including from a Casualty Event), and any other amounts payable to the Borrower (including distributions by the Project Company and proceeds from the sale of gold or other Minerals produced from the Project), to be deposited into, or credited to, the Proceeds Account.

(v)                  If, notwithstanding the provisions set forth herein, the Borrower receives any Project Revenues (other than directly into the Proceeds Account), the Borrower shall hold such Project Revenues in trust on behalf of the Secured Parties and direct such Project Revenues to be deposited in the Proceeds Account by the end of the second (2nd) Business Day following the Borrower’s receipt thereof.

(b)          Funding of the Debt Service Reserve Account. The Borrower shall ensure that, on or prior to the Reserve Account Funding Start Date, the Debt Service Reserve Account shall have on deposit an amount at least equal to the DSR Required Balance as of the Reserve Account Funding Start Date.

(c)          Withdrawals and Transfers from the Proceeds Account.  The Borrower shall request the Collateral Agent to instruct the Account Bank to transfer amounts from the Proceeds Account, to the extent available therein, to make the following payments in the following order of priority (it being agreed that, absent a request from the Borrower, the Collateral Agent (for and on behalf of the Secured Parties) shall have the right, but not the obligation to deliver an instruction to the Account Bank to make the transfers contemplated in priorities first through tenth, the “Cash Flow Waterfall”):

(i)                     first, to fund the Project Company’s capital calls that are then due and payable;

(ii)          second, (pro rata, to the extent there are insufficient funds) (A) to each Agent, to pay any and all fees, costs, expenses and indemnification payments constituting Obligations and all other amounts that are then due and payable to any Agent under and in accordance with the Loan Documents and then (B) to each Lender and each Hedge Provider, to pay any and all fees, costs, expenses and indemnification payments constituting Obligations and all other amounts that are then due and payable to such Lender and Hedge Provider under and in accordance with the Loan Documents;

(iii)              third, (pro rata, to the extent there are insufficient funds) on each Payment Date (i) to the Administrative Agent, for account of the Lenders, any and all interest and fees constituting Obligations that are then due and payable and (ii) to the Hedge Providers, the ordinary course settlement amounts payable by the Borrower during such period pursuant to the Permitted Hedge Agreements;

(iv)               fourth, (pro rata, to the extent there are insufficient funds) on each Payment Date (i) to the Administrative Agent, for the account of the Lenders, an aggregate principal amount of the Loans equal to the amount set forth on Schedule 2.06 for such Payment Date and (ii) to the Hedge Providers, the termination, liquidation and other payments under the Permitted Hedge Agreement;

(v)               fifth, on each Payment Date, to pay Corporate Costs (other than those referred to in clauses (a)(v) and (b) of the definition thereof) and Capital Expenditures (or withdraw and transfer to one or more of the accounts set forth on Schedule 4.01(cc) for further payment of such Corporate Costs and Capital Expenditure), in each case, in accordance with the then current Base Case Financial Model;

(vi)             sixth, to transfer an amount equal to (x) the Deferred Amount, or (y) the amount of the outstanding Liquidity Buffer Loans, to the Administrative Agent, for the account of the Lenders, to prepay the Loans;

(vii)             seventh, on each Payment Date (starting with the first Payment Date immediately after the Reserve Account Funding Start Date), to the Debt Service Reserve Account, the amount necessary to maintain the DSR Required Balance;

(viii)            eight, on each date that is ten (10) Business Days after each Payment Date, pay interest of Convertible Debentures due and payable and make other payments of Permitted Debt described in clauses (d) through (i) of the definition thereof that are then due and payable and are included in the then-current Corporate Budget;

(ix)               ninth, on each Payment Date, an amount equal to 35% of amounts remaining on the Proceeds Account after the application of funds provided in clauses first through eight, to the Administrative Agent, for the account of the Lenders, to prepay the Loans; and

(x)                   tenth, the balance, if any, subject to the satisfaction of the Restricted Payment Conditions, to make Restricted Payments.

(d)           Withdrawals and Transfers from the Debt Service Reserve Account. If on the day that is no more than five (5) Business Days prior to a Payment Date the amount on the Proceeds Account is insufficient to make any of the payments set forth in Section 5.20(c)(ii), (iii) or (iv), the Borrower shall have the right to request the Collateral Agent to instruct the Account Bank to transfer amounts from the Debt Service Reserve Account to the Proceeds Account, to the extent available therein, up to such shortfall amount; provided that, the parties hereto agree that, absent a request from the Borrower, the Collateral Agent (for and on behalf of the Secured Parties) shall have the right, but not the obligation to deliver an instruction to the Account Bank to transfer the shortfall amount to the Proceeds Account.

SECTION 5.21     Required Hedge Agreements.  The Borrower shall, no later than the date of the second Borrowing, enter into and maintain at all times thereafter the Hedge Agreements with the Lenders or Affiliates of the Lenders in respect of 124,600 ounces of gold in form and substance satisfactory to the Lenders (acting reasonably) and reflecting the terms set forth on Schedule 6.15 until the Maturity Date.

SECTION 5.22       Financial Covenants.  The Borrower shall ensure that:

(a)           from and after the first Calculation Date occurring after the Commercial Operation Date, the Historic Debt Service Coverage Ratio for each Historic DSCR Measurement Period is no less than 1.30:1,

(b)             the Projected Debt Service Coverage Ratio for each Calculation Date until the Maturity Date is not less than 1.30:1;

(c)             the Loan Life Coverage Ratio for each Calculation Date until the Maturity Date is no less than 1.40:1;

(d)             the Project Life Coverage Ratio for each Calculation Date until the Project Termination Date is no less than 1.70:1; or

(e)             the Reserve Tail Ratio for each Calculation Date until the Maturity Date is no less than 25%.

The financial covenants set out in this Section 5.22 above shall be calculated by reference to each of the financial statements delivered pursuant to Sections 5.02(a) and 5.02(b), each compliance certificate delivered pursuant to Section 5.02(c) and calculated in accordance with the then-current Base Case Financial Model.

SECTION 5.23       Loan Parties Undertakings.  Each Loan Party shall take, and shall cause its representative in the Management Committee to take, all actions in respect of the Project Company within its power, including exercising its voting and other rights against the Borrower under the Constituent Documents of the Borrower, Law or otherwise, (a) to avoid the occurrence of a Default or Event of Default, (b) to avoid any default by any Loan Party of its obligations under any Transaction Documents and (c) for the Project Company to build and operate the Project and manage its affairs in such a manner that is prudent and in accordance with the operational standards, Prudent Industry Practices, and consistent with the Transaction Documents.

SECTION 5.24      Lucky Shot Lease.  Within ten (10) Business Days of the Closing Date, AGT shall deliver to the Administrative Agent a copy of a certificate of a Responsible Officer of the Lucky Shot Lessor certifying, or otherwise a written confirmation from the Lucky Shot Lessor confirming, that AGT is not in breach or in default under the Lucky Shot Lease.

ARTICLE VI

NEGATIVE COVENANTS

Until the occurrence of the Discharge Date, each Loan Party covenants and agrees with the Agents and the Lenders that:

SECTION 6.01   Liens.  Each Loan Party shall not enter into or grant, create, assume or suffer to exist any Lien affecting any of their respective properties, assets or undertakings, whether now owned or hereafter acquired, save and except only for the Permitted Liens.

SECTION 6.02        Organizational Existence.

(a)              Each Loan Party shall not permit, suffer or take part in any Corporate Reorganization.

(b)            Each Loan Party shall not, without the written consent of the Administrative Agent: (a) seek to amend, waive or supplement, or agree to any amendments, waivers or supplements of any Constituent Document of any Borrower Group Member (other than minor amendments of an administrative or procedural nature which are not inconsistent with the provisions of any of the Loan Documents); or (b) exercise any right to rescind, cancel or terminate any Constituent Document of such Loan Party.

SECTION 6.03       Disposition of Assets.  Each Loan Party shall not make any Disposition or enter into any agreement to make any Disposition of any of its Property, except only for Permitted Dispositions.

SECTION 6.04    Amendments; Waivers; Material Project Documents.

(a)            Each Loan Party shall not amend, modify or change in any manner any material term or condition of Material Project Document or give any consent, waiver or approval therefor, waive any default under or any breach of any material term or condition of any Material Project Document or take any other action in connection with any Material Project Document that could reasonably be expected to materially impair the interest or rights of such Loan Party thereunder.

(b)        Each Loan Party shall not cancel or terminate any Transactions Document (including by way of assignment of such Loan Party’s rights thereunder) or consent to or accept any cancellation, repudiation or termination thereof.

(c)           Each Loan Party shall not enter into any settlement or compromise in respect of any claim, dispute or other proceeding arising out of, or in connection with, any Transactions Document.

(d)           Each Loan Party shall not enter into any Additional Material Project Document without the prior written consent of the Required Lenders in consultation with the Independent Technical Consultant.

(e)           Each Loan Party shall not amend, revise, supplement or replace (i) the Mine Plan, (ii) the Construction Plan, Budget and Schedule, (iii) the Program and Budget, (iv) the Financing Plan, or (v) the Corporate Budget, in each case, without the prior written consent of the Required Lenders, not to be unreasonably withheld, conditioned or delayed; provided, that with respect to any amendment, revision, supplement or replacement of the Program and Budget, no Required Lenders consent shall be required so long as (x) the Borrower has delivered a Cost-to-Complete Certificate (which certificate shall be confirmed by the Independent Technical Consultant) that evidences the Available Resources are equal to or higher than the Projected Corporate and Project Costs, (y) no Material Adverse Effect, Default or Event of Default could reasonably be expected to occur as a result thereof and (z) changes to the Program and Budget would not increase the budget by more than five percent (5%) in the aggregate from the anticipated costs and expenses incurred in connection with the operation of the Project and/or Capital Expenditures of the Project Company for such calendar year in the applicable Base Case Financial Model.

(f)              Each Loan Party shall not incur any Corporate Costs that are not included in the then-current Corporate Budget; provided that after the Project Completion Date, any Loan Party may incur Corporate Costs in addition to those included in the then-current Corporate Budget so long as those Corporate Costs are funded with Contango Equity Sale Proceeds of the type described in clause (d) of the definition of “Contango Equity Sale Proceeds”.

SECTION 6.05     Distributions.  Each Loan Party shall not declare or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except (a) by either AGT or CMA, to Contango or the Borrower, (b) by the Borrower, subject to the satisfaction of each of the Restricted Payment Conditions or (c) by Contango, subject to prior written consent by the Lenders.

SECTION 6.06        Debt.  Each Loan Party shall not create, incur, assume or suffer to exist any Debt other than Permitted Debt.

SECTION 6.07        Investments.  Each Loan Party shall not make any Investments, other than Permitted Investments and pursuant to Section 6.08.

SECTION 6.08      Acquisitions.  Each Loan Party shall not acquire or commit to acquire, in each case, directly or indirectly, any Property, unless approved by the Required Lenders.

SECTION 6.09       Capital Expenditures.  Each Loan Party shall not make or commit to make any Capital Expenditure other than Capital Expenditures that (i) constitute Construction Costs, (ii) are included in the Corporate Budget, (iii) are funded with Contango Equity Sale Proceeds or (iv) are otherwise approved by the Required Lenders.

SECTION 6.10        Transactions with Affiliates.

(a)              Each Loan Party shall not Dispose any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any other Loan Party or any Affiliate of any such other Loan Party other than (i) pursuant to the Loan Documents, (ii) Debt or Investments permitted pursuant to Section 6.06 or 6.07, respectively, and (iii) at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s length basis from unrelated third parties.

(b)         Each Loan Party shall not enter into any transaction or series of transactions with any other Loan Party or its Affiliates, which involve an outflow of money or other Property from such Loan Party to any other Loan Party or its Affiliates, including payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than (i) Debt or Investments permitted pursuant to Section 6.06 or 6.07, respectively, (ii) Restricted Payments permitted pursuant to Section 6.05, or (iii) at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s length basis from unrelated third parties.

SECTION 6.11      Payment Restrictions Affecting Subsidiaries.  Each Loan Party shall not enter into any Contract (other than this Agreement or any other Loan Document) that, directly or indirectly, limits the ability of such Loan Party to make Restricted Payments to another Loan Party or to otherwise transfer property to the other Loan Parties.

SECTION 6.12       Business Activities.  Each Loan Party shall not engage in any business activity other than the Project and the exploration for gold ore and associated minerals in the United States and Canada.

SECTION 6.13       No Change of Name or Jurisdiction of Formation.  Except with prior written notice to the Administrative Agent, no Loan Party shall change its legal name.

SECTION 6.14        Fiscal Year; Accounting Changes.  Each Loan Party shall not permit:

(a)             the last day of its Fiscal Year to end on a day other than June 30 or change its method of determining its fiscal quarters; or

(b)             any change in accounting policies or reporting practices, except as required or permitted by GAAP.

SECTION 6.15     Hedging Agreements.  Each Loan Party shall not enter into any hedge instrument or incur any hedge obligations, except for Permitted Hedge Agreements.

SECTION 6.16       Restriction on Use of Proceeds; Sanctions.

(a)            Each Loan Party shall not use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

(b)          Each Loan Party shall not directly or, to the Knowledge of such Loan Party, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person (i) in violation of any Sanctions, (ii) in any manner which will result in the imposition of Sanctions against any Person (including any Person participating in the transactions contemplated hereby), (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Collateral Agent, Administrative Agent, Lead Arranger, Lender, advisor, investor or otherwise), (iv) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions (v) for, or in furtherance of, an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in the United States of America or any other jurisdiction in violation of any Anti-Corruption Law or Anti-Terrorism Law.

(c)             Each Loan Party hereby covenants and agrees that it shall not conduct business with or engage in any transaction with any Restricted Person in violation of applicable Sanctions.

(d)            The Borrower shall not transfer Loan proceeds to or use any Loan proceeds in favor of any other Loan Party, except to pay Corporate Costs as permitted pursuant to Section 5.03.

SECTION 6.17     Partnerships, Formation of Subsidiaries, etc.  Each Loan Party shall not:  (a) become a general partner in any general or limited partnership or joint venture, or (b) organize or acquire any Subsidiary, provided that Contango may organize or acquire one or more Subsidiaries if and promptly thereafter (and in any event within ten (10) days), such Person (i) becomes a Guarantor by executing and delivering to the Administrative Agent a joinder to this Agreement in form and substance satisfactory to the Administrative Agent, and (ii) delivers to the Administrative Agent documents of the types referred to in clauses (ii) through (vii) and, in the case of an acquisition, clause (viii) of Section 3.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), and (iii) such Person is funded (or acquired) with Contango Equity Sale Proceeds of the type described in clause (d) of the definition of “Contango Equity Sale Proceeds”), all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 6.18       ERISA.  Each Loan Party and its ERISA Affiliate shall not establish or incur any liability or obligation with respect to any Pension Plan or Multiemployer Plan.

SECTION 6.19   Voting under Peak Gold LLC Agreement.  (a) Each Loan Party shall not, and shall cause its representative in the Management Committee not to, approve, vote in favor of or otherwise consent to any Unanimous Decision or any other decision that, under the Constituent Documents of the Project Company, Law or otherwise, will require the approval of such Loan Party or any of the Loan Party’s representatives in the Management Committee.

(b)       Prior to its representative in the Management Committee approving, voting or otherwise consenting to any decision to be taken by the Management Committee or Borrower approving, voting or otherwise consenting to any Unanimous Decision or, in either case, any other decision that, under the Constituent Documents of the Project Company, Law or otherwise, will require the approval of the Borrower, the Borrower shall (i) promptly notify the Administrative Agent and (ii) request instructions from the Administrative Agent regarding whether to approve, vote (or how to vote) or otherwise consent (or not) in respect of any such decision (including any Unanimous Decision).

SECTION 6.20       No Payment of Royalties, Etc.  No Loan Party shall make any payment of royalties in respect of Minerals from the Real Property other than the amounts required by the Royalties, or enter into any royalty, stream financing or similar agreement with any other Person in relation to the Real Property other than the Royalties and this Agreement.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01       Events of Default.  Each of the specified events below, unless expressly waived in writing in accordance with Section 10.02, shall constitute an “Event of Default”:

(a)            failure of any Loan Party (i) to pay any principal of any Loan when and as the same shall become due and payable (unless the failure to pay is caused by an administrative or technical error which is remedied within three (3) Business Days), whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) to pay any interest on any Loan, or any fee or any other amount payable under this Agreement or under any other Loan Document to which it is a party, when and as the same shall become due and payable, and in any case under this clause (ii) such failure shall continue unremedied for a period of three (3) or more Business Days;

(b)             any Bankruptcy Event occurs in respect of any Borrower Group Member;

(c)        any representation or warranty made by any Loan Party, KG Mining, Queen’s Road, Alaska Hardrock Inc., Trisura Guarantee Insurance Company or Trisura Insurance Company in any Loan Document proves to have been incorrect in any material respect (or in any respect if any such representation or warranty is qualified by materiality or in any respect if any such representation or warranty relates to Sanctions, a breach of applicable Anti-Corruption Laws or a breach of applicable Anti-Terrorism Laws) when made or furnished which, if capable of being cured, has not been remedied within thirty (30) days after the earlier of (i) written notice thereof has been given by the Administrative Agent to any Loan Party and (ii) Knowledge of any Loan Party;

(d)              a Material Adverse Effect occurs and continues for more than thirty (30) days;

(e)            any writ, execution, attachment or similar process is issued or levied against all or any material portion of the property of any Borrower Group Member in connection with any judgment against it and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within sixty (60) days after its entry, commencement or levy;

(f)             there is entered against any Borrower Group Member (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that has or could reasonably be expected to have a Material Adverse Effect and, in the case of (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(g)            any breach of any of (i) Sections 5.03, Section 5.06(a), 5.08 (as to its organizational existence), 5.15 and 5.16, 5.22, Section 5.23, or in Article VI, (ii) any of the obligations of KG Mining under the Kinross Letter Agreement, (iii) any of the obligations of Queen’s Road under the Queen’s Road Letter Agreement in any material respect, or (iv) any of the obligations of Trisura Guarantee Insurance Company or Trisura Insurance under the Trisura Subordination Agreement in any material respect;

(h)            the breach or failure of due observance or performance by any Loan Party of any covenant or provision of any Loan Document (other than those previously referred to in this Section 7.01) and such breach or failure continues for thirty (30) days (or in the case of a breach or failure under Section 5.06(a), such breach or failure continues for five (5) days) after the earlier of (x) any Loan Party becoming aware of such breach or failure or (y) the Administrative Agent or any other Secured Party giving any Loan Party notice of such breach or failure;

(i)              (i) any Borrower Group Member shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Loan Documents) in excess of $1,000,000 (or its equivalent in any other currency); or (ii) any Borrower Group Member shall fail to observe or perform any other agreement or condition relating to any such Debt in excess of $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Debt, or permit such Debt to be required, to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity;

(j)             any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect;

(k)             the validity, enforceability or priority of any of the Loan Documents is contested (i) in any manner by any Loan Party or (ii) in appropriate legal proceedings by, the Project Company, KG Mining, Queen’s Road, Trisura Guarantee Insurance Company, Trisura Insurance Company;

(l)             any Borrower Group Member, KG Mining, Queen’s Road, Trisura Guarantee Insurance Company or Trisura Insurance Company repudiates or rescinds any Loan Document other than as expressly permitted therein;

(m)         any Collateral Document or financing statement after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on and security interest in the Collateral purported to be covered thereby subject to Permitted Liens;

(n)             a Pension Event occurs and,

(i)                  in the event of a wind up or termination of the relevant Pension Plan, there would be or could reasonably be expected to be a wind-up deficiency resulting in an obligation of any Borrower Group Member to pay or contribute in excess of $5,000,000; or

(ii)                 it could reasonably be expected to result in a Material Adverse Effect;

(o)         any Borrower Group Member or any ERISA Affiliate establishes or incurs any liability or obligation with respect to a Pension Plan or a Multiemployer Plan;

(p)             the Project Company shall have:

(i)                 entered into or granted, created, assumed or suffered to exist any Lien affecting any of its properties, assets or undertakings, whether now owned or hereafter acquired, save and except only for the Permitted Liens;

(ii)                 permitted, suffered or taken part in any Corporate Reorganization;

(iii)              created, incurred, assumed or suffered to exist any Debt (other than (x) the loan extended pursuant to the Peak Gold Loan Agreement and any renewals or extensions thereof, provided that the amount of Debt thereunder is not increased at the time of such renewal or extension (y) unsecured Debt in respect of performance, surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement, environmental reclamation and labor related obligations of the Project Company to the extent required by Laws or a Governmental Authority and (z) trade payables incurred in the ordinary course of business and not past due for more than ninety (90) days after the date on which each such trade payable or account payable was created);)) and such breach continues for a period of forty-five (45) days;

(iv)            entered into any Contract that, directly or indirectly, limits the ability of the Project Company to make Restricted Payments to the Borrower, other than the Peak Gold LLC Agreement; or

(v)              made any payment of royalties in respect of Minerals from the Project other than the amounts required by the Royalties, or entered into any royalty, stream financing or similar agreement with any other Person other than the Royalties and this Agreement;

(q)           any material Governmental Authorization required for the Transactions or the Project shall be materially modified, revoked, cancelled or not renewed by the issuing agency or other Governmental Authority having jurisdiction (or otherwise ceases to be in full force and effect) and shall not have been replaced with a Governmental Authorization on terms no less favorable to the applicable Borrower Group Member than the Governmental Authorization being revoked, cancelled or not renewed;

(r)            (i) a Material Project Party (Project Company) (A) becomes the target or subject of any Sanctions or a Restricted Person, or (B) becomes the subject of a Bankruptcy Event, or (ii) (A) any Material Project Document (Project Company) shall terminate or shall be declared null and void (other than upon the scheduled expiration in accordance with the terms thereof), (B) any material provision of any Material Project Document (Project Company) shall for any reason cease to be valid and binding on any party thereto or (C) any default under and as defined in any Material Project Document (Project Company) has occurred and is continuing, in each case of clauses (i), (ii)(B) and (ii)(C), and has not been remedied by the Project Company within forty-five (45) days (except in respect of any default to make Payments (as defined in the Toll Milling Agreement) under the Toll Milling Agreement, ten (10) days, or any other default under the Toll Milling Agreement, thirty (30) days) by entering into a replacement Material Project Document (Project Company) in form and substance satisfactory to the Required Lenders (acting reasonably) with a Material Project Party (Project Company) satisfactory to the Required Lenders (acting reasonably); provided, however, that, except for the Toll Milling Agreement, if (i) such remedy above cannot be implemented or completed within such forty-five (45)-day period, (ii) such remedy is capable of being implemented and completed and (iii) the Project Company is proceeding with diligence and good faith to implement and complete such remedy, then such forty-five (45)-day cure period shall be extended to such date, not to exceed a total of ninety (90) days, as shall be necessary for the Project Company diligently to implement and complete such remedy;

(s)          (i) a Material Project Party (A) becomes the target or subject of any Sanctions or a Restricted Person, or (B) becomes the subject of a Bankruptcy Event, or (ii) (A) any Material Project Document shall terminate or shall be declared null and void (other than upon the scheduled expiration in accordance with the terms thereof), (B) any material provision of any Material Project Document shall for any reason cease to be valid and binding on any party thereto or (C) any default under and as defined in any Material Project Document has occurred and is continuing, in each case of clauses (i), (ii)(B) and (ii)(C), and has not been remedied by the applicable Loan Party within forty-five (45) days by entering into a replacement Material Project Document in form and substance satisfactory to the Required Lenders (acting reasonably) with a Material Project Party satisfactory to the Required Lenders (acting reasonably); provided, however, that, if (i) such remedy above cannot be implemented or completed within such forty-five (45)-day period, (ii) such remedy is capable of being implemented and completed and (iii) the applicable Loan Party is proceeding with diligence and good faith to implement and complete such remedy, then such forty-five (45)-day cure period shall be extended to such date, not to exceed a total of ninety (90) days, as shall be necessary for the applicable Loan Party diligently to implement and complete such remedy;

(t)         any Borrower Group Member: (i) abandons all or any material portion of the Collateral or the Project, (ii) puts the Project on care and maintenance, or (iii) otherwise suspends or fails to maintain development, construction or mining or processing operations at the Project in each case, as each such activity is applicable to the stage of development of the Project (which, prior to the Commercial Operation Date, means the development and construction of the Project and after the Commercial Operation Date, the achievement of the Project Completion Date and the conduct of mining and processing operations to produce for export and sale of gold concentrate and other Minerals in accordance with the Mine Plan); provided, that no Event of Default shall be deemed to have occurred under paragraph (iii) if:  (A) such suspension is for sound operational reasons in accordance with Prudent Industry Practices, (B) such suspension would not reasonably be expected to last more than thirty (30) days, (C) the Borrower has notified the Administrative Agent of such suspension and (D) the Project and its operations are restored and operating substantially as at the time prior to such suspension not later than ninety (90) days after the commencement of such suspension;

(u)     a Force Majeure event occurs and continues for a period of 120 days that, (i) prior to the Project Completion Date, materially delays construction of the Project such that the Project could not reasonably be expected to achieve the Commercial Operation Date on or prior the Required Commercial Operation Date or the Project Completion Date on or prior to the Project Completion Longstop Date, and (ii) after the Project Completion Date, delays, interrupts, or ceases production of ore in a manner that prevents any Borrower Group Member from complying with its obligations under the Material Project Documents or Material Project Documents (Project Company);

(v)             a Total Loss of the Project shall have occurred;

(w)       a Cost-to-Complete Certificate evidences the Available Resources are less than the Projected Corporate and Project Costs and such event continues for ninety (90) days;

(x)        failure to (i) achieve the Commercial Operation Date on or prior to the Required Commercial Operation Date, or (ii) achieve the Project Completion Date on or prior to the Project Completion Longstop Date;

(y)             the Borrower shall have failed to fund any of the Project Company’s capital calls that becomes due and payable pursuant to the Peak Gold LLC Agreement; or

(z)             the second Borrowing shall not have occurred on or prior to the date that is within sixty (60) days of the date hereof.

Upon the occurrence, and during the continuance, of any Event of Default, the Administrative Agent (with the approval and instructions of the Required Lenders) may, by notice to the Borrower, terminate the Facility and the Administrative Agent (with the approval and instructions of the Required Lenders) may, by the same or further notice to the Borrower, (i) declare all Debt of the Borrower to the Secured Parties pursuant to this Agreement and any other Loan Document to be immediately due and payable whereupon all such Debt shall immediately become and be due and payable without presentment, demand, protest or other notice of any kind all of which are expressly waived by the Borrower and (ii) exercise on behalf of itself and the other Secured Parties all rights and remedies available to it, the Secured Parties under the Loan Documents and Law, including sending notice to the Account Bank to block the Loan Parties’ access to the Accounts and exercise any other remedy under each Control Agreement.

SECTION 7.02      Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

(a)            first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 10.03 and amounts payable under the Fee Letters) payable to the Agents in their capacity as such;

(b)         second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders and the Hedge Providers (including fees and disbursements and other charges of counsel payable under Section 10.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c)           third, ratably to payment of that portion of the Obligations constituting (i) accrued and unpaid charges and interest on the Loans ratably among the Lenders, and (ii) payments (other than termination payments) then due and payable to the Hedge Providers under the Permitted Hedge Agreements, in each case, in proportion to the respective amounts described in this clause (c) payable to them;

(d)           fourth, ratably to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans, and (ii) any termination payments to the Hedge Providers under the Permitted Hedge Agreements;

(e)            fifth, to the payment in full of all other Obligations, in each case ratably among the Agents, the Lenders and the Hedge Providers based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)            finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

AGENCY

SECTION 8.01   Appointment and Authority.  Each of the Lenders hereby irrevocably appoints ING Capital LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(a)            Each of the Lenders hereby irrevocably appoints Macquarie Bank Limited to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted to any of the Lenders to secure any of the Secured Obligations, together with such actions and powers as are reasonably incidental thereto.  In this connection, the Collateral Agent and any sub-agents appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article X (including Section 10.01), as though such sub-agents were the Collateral Agent, as if set forth in full herein with respect thereto.

(b)             The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders and no Borrower Group Member shall have any rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Laws.  Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02        Rights as a Lender.  The Persons serving as an Agent hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender,” “Lenders” and other similar terms shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower Group Member or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03       Exculpatory Provisions.  (a) The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their respective duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agents:

(i)                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii)               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower Group Member, any of their Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their Affiliates in any capacity.

(b)          No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01 and Section 10.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  No Agent shall be deemed to have knowledge of any Material Adverse Effect or Default unless and until notice describing such Material Adverse Effect or Default is given to such Agent in writing by the Borrower or any Lender.  In the event that any Agent obtains such actual knowledge or receives such notice, such Agent shall give prompt notice thereof to the other Agent and each of the Lenders.  Upon the occurrence of an Event of Default, the Agents shall take such actions with respect to such Event of Default as shall be reasonably directed by the Required Lenders.  Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Event of Default as they shall deem advisable in the best interest of the Lenders.  In no event shall any Agent be required to comply with any such directions to the extent that such Agent believes that its compliance with such directions would be unlawful.

(c)         No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Material Adverse Effect or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04       Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of any Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for a Borrower Group Member), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05       Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility, as well as its activities as Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06        Resignation or Removal of Agent.

(a)             Either Agent may at any time give notice of its resignation to the Lenders and the Borrower and any Agent may be removed at any time with or without cause by the Lenders.  Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a bank with an office in New York City, New York, United States or an Affiliate of any such bank with an office in New York City, New York, United States.  In the case of an Agent’s resignation, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) or after the Agent was removed, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as the case may be, meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  In the case of an Agent’s removal, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Secured Parties under any of the Collateral Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and any Law regarding substitution or replacement have been satisfied) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to the Borrower directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, and satisfaction of Laws regarding substitution or replacement of an agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by any Loan Party to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 10.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 8.07       Non-Reliance.  Each Lender acknowledges that it has, independently and without reliance upon any Lead Arranger, any Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Lead Arranger, any Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08       No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or Lender hereunder.

SECTION 8.09      Collateral Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Laws or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan or other Secured Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Collateral Agent (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due Secured Parties under Section 10.03) allowed in such judicial proceeding; and

(b)             to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (on behalf of itself in its capacity as a Lender) to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under Section 10.03.

SECTION 8.10        Collateral and Guaranty Matters.

(a)              Each of the Lenders irrevocably authorize each of the Agents, at its option and in its discretion,

(i)               to release any Lien on any property granted to or held by such Agent under any Loan Document, (A) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of, or in connection with, any sale or other disposition permitted under the Loan Documents or (B) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)            to subordinate any Lien on any Property granted to or held by such Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 6.01.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property.

(b)            No Agent shall be responsible for, or have a duty to ascertain or inquire into, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Lien thereon, or any certificate prepared by any Borrower Group Member in connection therewith, nor shall any Agent be responsible or liable to any of the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.11        Erroneous Payments.

(a)           If an Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that such Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from such Agent) received by such Payment Recipient from such Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of such Agent pending its return or repayment as contemplated below in this Section 8.11 and held in trust for the benefit of such Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as such Agent may, in its sole discretion, specify in writing), return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by such Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of such Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from such Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)                 it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from such Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify such Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying such Agent pursuant to this Section 8.11(a).

For the avoidance of doubt, the failure to deliver a notice to such Agent pursuant to this Section 8.11(a) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Secured Party hereby authorizes such Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by such Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that such Agent has demanded to be returned under immediately preceding clause (a).

(d)        (1) In the event that an Erroneous Payment (or portion thereof) is not recovered by such Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon such Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by such Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Platform as to which such Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or such Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) such Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, such Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) such Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) such Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i)              Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), such Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and such Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by such Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by such Agent) and (y) may, in the sole discretion of such Agent, be reduced by any amount specified by such Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether such Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, such Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to such Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by any Loan Party or any other Loan Party; provided that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of any Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by such Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from any Loan Party for the purpose of making such Erroneous Payment.

(f)           To the extent permitted by Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of an Agent, any transfer of rights or obligations by, or the replacement of a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

GUARANTEE

SECTION 9.01       The Guarantee.  For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make extensions of credit to the Borrower hereunder and the Lenders and the Administrative Agent to enter into this Agreement, the Guarantors hereby jointly and severally, absolutely, and unconditionally guarantee to each of the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all fees, indemnification payments, Secured Obligations and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties under the Loan Documents and by any Guarantor under any of the Loan Documents, in each case strictly in accordance with the terms thereof and including all interest and expenses accrued or incurred subsequent to the commencement of any Bankruptcy Event with respect to the Borrower or any Guarantor, whether or not such interest or expenses are allowed as a claim in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”), provided, that if any Law (including a Law (a) limiting or restricting the giving of financial assistance by way of guarantee to the Borrower or any Guarantor, (b) relating to fraudulent conveyance or fraudulent transfer or (c) enforcing currency controls in any jurisdiction limits the amount of financial assistance that any Guarantor is permitted to provide in favor of the Borrower to another Guarantor, such Guarantor’s liability under the guarantee provided pursuant to this Article IX in respect of the relevant Guaranteed Obligations shall be limited to the maximum amount permitted under such Law; provided, further, that, for the avoidance of doubt, such maximum amount shall in no event exceed the amount as will (i) render the relevant Guarantor insolvent at the time of issuance of the guarantee provided pursuant to this Article IX or (ii) result in the relevant Guarantor’s liability under the guarantee provided pursuant to this Article IX in respect of the relevant Guaranteed Obligations constituting a fraudulent transfer or conveyance; provided, further, that the application of such limitation in any specific case (in respect of the Guaranteed Obligations) shall not restrict or limit the ability of any Secured Party to claim in full all amounts due under the guarantee provided pursuant to this Article IX in respect of the Guaranteed Obligations where there is no Law which limits the amount of financial assistance that any Guarantor is permitted to provide in favor of the Borrower, or where there is an applicable exception to any limitation on the amount of financial assistance which any Guarantor is permitted to provide in favor of a Borrower.

The Guarantors hereby further jointly and severally agree that, if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 9.02    Obligations Unconditional; Waiver.  The guarantee provided pursuant to this Article IX is a guarantee of payment and not of collection, is a primary obligation of each Guarantor and not merely one of surety.  The guarantee provided pursuant to this Article IX and the obligations of the Guarantors under Article IX are irrevocable, indefeasible, absolute and unconditional, joint and several, irrespective of, and shall not be impaired or affected by, the value, and, to the fullest extent permitted by Law, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, any of the Transaction Documents or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article IX that the obligations of the Guarantors hereunder shall be irrevocable, indefeasible, absolute and unconditional, joint and several, under any and all circumstances.

Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain irrevocable, indefeasible, absolute and unconditional as described above:

(a)              any lack of validity or enforceability of any Transaction Document or any agreement or instrument relating thereto;

(b)          at any time or from time to time, without notice to the Guarantors, any change in the time, manner or place of payment, performance of or compliance with any of the Guaranteed Obligations or any other amendment, extension, renewal, settlement, compromise, release or waiver of or any consent to departure from any Loan Document or any other agreement or instrument relating thereto, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower;

(c)             the existence of any defense, counterclaim or setoff (other than a defense of payment or performance) that any Guarantor may have at any time against any Secured Party;

(d)             any change, restructuring or termination of the corporate structure or existence of the Borrower;

(e)            any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Borrower or any action taken with respect to this Agreement or any other Loan Document by any trustee, receiver, interim receiver, receiver/manager, custodian, liquidator, sequestrator, administrator or other similar official, or by any court, in any such proceeding;

(f)            any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(g)             the maturity of any of the Guaranteed Obligations shall be accelerated;

(h)          any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected; or

(i)          any other circumstance (including any statute of limitations) that might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor.

Each Guarantor unconditionally and irrevocably waives diligence, notice of dishonor, notice of nonperformance, presentment, demand for performance, protest and any other notice with respect to any Guaranteed Obligation and the guarantee provided pursuant to this Article IX and any requirement that any Secured Party exhaust any right, power or remedy or take any action against the Borrower or any Collateral under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 9.03       Reinstatement.  The guarantee provided pursuant to this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any Secured Party or any other holder of any of the Guaranteed Obligations, whether as a result of any Bankruptcy Event or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy Law or similar law.

SECTION 9.04     Subrogation.  The Guarantors hereby jointly and severally agree that until the Discharge Date they shall not exercise any right or remedy that any of them may now have or hereafter acquire against the Borrower, any other Guarantor or any security for any of the Guaranteed Obligations, that arise from the existence, payment or enforcement of the Guaranteed Obligations under or in respect of the guarantee provided pursuant to this Article IX, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other Guarantor, directly or indirectly, in cash or other Property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  Notwithstanding the foregoing sentence, if any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Discharge Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other Property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement and any other Loan Document thereafter arising.

SECTION 9.05    Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in this Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in this Article IX) for purposes of the guarantee provided pursuant to this Article IX notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of this Article IX.

SECTION 9.06     Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article IX constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 9.07     Continuing Guarantee.  The guarantee in this Article IX is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations, whether existing now or in the future, and shall remain in full force and effect until the Discharge Date.

SECTION 9.08        General Limitations on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or federal Bankruptcy Law, insolvency, reorganization or other law affecting the rights of creditors generally, if the guarantee in this Article IX would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Article IX, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 9.09     Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Agreement in respect of Swap Obligations, provided that each Qualified ECP Guarantor shall only be liable under this Section 9.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.09, or otherwise under this Agreement, as it relates to such Loan Party, voidable under Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  The obligations of each Qualified ECP Guarantor under this Section 9.09 shall remain in full force and effect until the Discharge Date.  Each Qualified ECP Guarantor intends that this Section 9.09 constitute, and this Section 9.09 shall be deemed to constitute, a “keepwell, support, or other agreement” in respect of the relevant Loan Party’s Swap Obligations for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

MISCELLANEOUS

SECTION 10.01    Notices; Public Information.

(a)         Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

(i)                   if to any Loan Party, to such Loan Party, c/o Contango Ore, LLC, 3700 Buffalo Speedway, Ste. 925, Houston, TX 77098, Attention of Rick Van Nieuwenhuyse, President & CEO, Email:  rickvann@contangoore.com;

(ii)             if to the Administrative Agent, to ING Capital LLC at 1133 Avenue of the Americas, New York, NY, 10036, Attention of Brian Gorski (Brian.Gorski@ing.com), Connor Olson  (Telephone No. 646-424-0045; Connor.Olson@ing.com) and ING Capital Loan Agency New York (Telephone No. 646-424-6190; Email:  mailto:dlnycloanagencyteam@ing.com);

(iii)          if to the Collateral Agent, to Macquarie Bank Limited at 50 Martin Place, Sydney NSW 2000, Australia, Attention: Executive Director, Mining Finance Division, copy Michael Burns / Geoff Gates; Email: tcgmecmiddleoffice@macquarie.com, cgmlegalcmffinance@macquarie.com;cfmmec-metalsamericas@macquarie.com; michael.burns@macquarie.com; geoff.gates@macquarie.com; and

(iv)               if to any Lender, to it at its address (or email address) set forth on Schedule I or such other address as may be notified in writing to each Agent from time to time.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)       Electronic Communications.  Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)        Change of Address, etc.  Each Loan Party, any Agent or any Lender hereto may change its address or email for notices and other communications hereunder by notice to the other parties hereto.

(d)              Platform.

(i)               Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(ii)            The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, Contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to any Agent or any Lender by means of electronic communications pursuant to this Section 10.01, including through the Platform.

SECTION 10.02    Waivers; Amendments.

(a)            No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by any Agent or any other Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of the Agents and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b)            Amendments, etc.  Except as otherwise expressly set forth in this Agreement (including Section 2.07(j) and Section 2.19), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing executed by each Loan Party and the Required Lenders, and acknowledged by the Administrative Agent, or by each Loan Party and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)                   extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article III or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)                  reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of any Loan Party to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii)                postpone any date scheduled for any payment of principal of, or interest on, any Loan, including any extension to the Maturity Date, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby, including any waiver of any mandatory prepayment;

(iv)                 amend the terms of Section 2.11, without the written consent of each Lender;

(v)                   waive any condition set forth in Section 3.01, without the written consent of each Lender;

(vi)            change any provision of this Section 10.02 or the percentage in the definition of “Majority Lenders,” “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)              consent to the assignment or transfer by any Loan Party of any of its rights and obligations under the Loan Documents or release all or a material portion of the Collateral from the Liens created under any of the Collateral Documents, without the written consent of each Lender;

(viii)          cause any of the Secured Obligations to cease to be secured on a pari passu basis with all other Secured Obligations, without the written consent of each Lender directly and adversely affected thereby;

(ix)               add, modify or waive any provisions to the Loan Documents so as to subordinate any of the Secured Obligations to any Debt of any Loan Party or any other Lender, without the written consent of each Lender directly and adversely affected thereby; or

(x)                  reduce the amount of, or change the order of application of Net Cash Proceeds or other amounts required to be applied to prepay the Loans (including reducing or removing the percentage set forth in Section 5.20(c)(viii)), without the written consent of each Lender directly and adversely affected thereby;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent or (B) the Collateral Agent, unless in writing executed by the Collateral Agent, in each case in addition to the Loan Parties and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and all or a portion of the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section 10.02 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

SECTION 10.03    Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses.  Each Loan Party shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Lead Arrangers, Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for such Persons and travel costs and expenses in connection with the exercise of their visitation rights pursuant to Section 5.07 (subject to reasonably detailed invoicing thereof), in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by any Lead Arranger, Agent or any Lender (including the fees, charges and disbursements of any counsel for any Agent, any Lender or Lead Arranger), and shall pay all fees and time charges for attorneys who may be employees of any Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            Indemnification by the Loan Parties.  Each Loan Party shall indemnify each Agent (and any sub-agent thereof) and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Borrower Group Member or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower Group Member or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on Contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the applicable Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the Lead Arrangers or any Agent in their capacities as such).  This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

(c)          Reimbursement by Lenders.  To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under Section 10.03(a) or Section 10.03(b) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay each Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total outstanding principal amount of the Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender).  The obligations of the Lenders under this Section 10.03(c) are subject to the provisions of Section 2.13(c).

(d)            Waiver of Consequential Damages, etc.  To the fullest extent permitted by Law, each party hereto agrees it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that for the avoidance of doubt, it is understood and agreed that special, indirect, consequential or punitive damages incurred by, or otherwise awarded against, any Indemnitee that result from claims brought by third parties, for which a Loan Party  is obligated to indemnify such Indemnitee pursuant to this Agreement or other Loan Document, shall be considered losses for which the Indemnitee is entitled to indemnity under Section 10.03(b).  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments.  All amounts due under this Section 10.03 shall be payable promptly but in any event not later than sixty (60) days after demand therefor.

(f)            Payments by Secured Parties.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion and such amounts shall constitute Secured Obligations for all purposes of the Loan Documents.

(g)              Survival.  Each Loan Party’s obligations under this Section 10.03 shall survive the Discharge Date and the termination of the Loan Documents.

(h)             Settlement.  Each Loan Party agrees that neither it, nor any of its Subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under Section 10.03(b) (whether or not any Indemnitee is an actual or potential party to such claim, action or proceeding) without the prior written consent of the applicable Indemnitee, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee, from all liability arising out of such claim, action or proceeding, which consent shall not be unreasonably withheld or delayed.

SECTION 10.04    Successors and Assigns.

(a)            Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.04(b), (ii) to an existing Lender or the Affiliate of an existing Lender (provided that assignment to such Affiliate, at the time the assignment is effective, does not result in any claim under Section 2.13 or 2.14), (iii) by way of participation in accordance with the provisions of Section 10.04(d) or (iv) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and its rights and obligations with respect to Loans); provided that any such assignment shall be subject to the following conditions:

(i)                     Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loan at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.04(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in Section 10.04(b)(i)(A), the aggregate amount of the Commitment or, if such Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and increments of $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; provided that such Lender may assign its rights and obligations with respect to its Loans or the Commitments only if it assigns a pro rata share of such Loans.

(iii)               Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.04(b)(i)(B) and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or an Approved Financial Institution (provided that assignment to such Affiliate, Approved Fund or Approved Financial Institution, at the time the assignment is effective, does not result in any claim under Section 2.13 or 2.14); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facility; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender, an Approved Fund or an Approved Financial Institution with respect to such Lender;

provided that no consent contemplated by the foregoing shall be required in connection with any assignment to any Lender’s Affiliates (including any affiliated debt fund) to the extent such assignment is otherwise permitted under this Section 10.04(b).

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made to (A) any Loan Party or any of their Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of the Loan.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Notwithstanding the foregoing, no Loan Party shall be obligated to pay to any Lender any amount under Section 2.13 or Section 2.14 that is greater than the amount that such Loan Party would have been obligated to pay such Lender’s assignor if such assigning Lender had not assigned to such Lender any of its rights under this Agreement, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or at the time such assignment is made such Loan Party consents to such greater obligation.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.17 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c)            Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in 1133 Avenue of the Americas, New York, NY 10036, United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and each Loan Party, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations.  Any Lender may at any time, without the consent of, or notice to, any Loan Party or Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, any Loan Party or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each Loan Party, the Agents and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.03(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.02(b)(i) through (iv) or Section 10.02(b)(vii) that affects such Participant.  Each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section 10.04; and (B) shall not be entitled to receive any greater payment under Section 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of any Loan Party, maintain a register on which it enters the name and address of each Participant (being understood that no Lender shall be required to maintain a register with respect to any sub-participants) and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)             Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal, provincial, Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect until the occurrence of the Discharge Date.  On the Discharge Date this Agreement and the Collateral Documents and all Liens thereunder shall terminate, and the Collateral Agent, at the Grantors’ sole expense, shall execute and deliver any termination statements, lien releases, mortgage or pledge releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable and registrable form) as are reasonably necessary to release all Collateral, provided that the provisions of Sections 2.12, 2.14, 10.03, 10.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the occurrence of the Discharge Date or the termination of the Loan Documents.

SECTION 10.06    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)         Counterparts; Integration; Effectiveness.  This Agreement (any amendments, waivers, consents or supplements hereto) may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single Contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to any Agent or Lender, constitute the entire Contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document or Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal, provincial, Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 10.07   Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.07, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by any Agent then such provision shall be deemed to be in effect only to the extent not so limited.

SECTION 10.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Agent, Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law and without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Agent, Lender or any such Affiliate, to or for the credit or the account of each Loan Party against any and all of the Obligations of each Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Agent or Lender or their respective Affiliates, irrespective of whether or not such Agent or Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Agent or Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Agent, Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Agent, Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09    Governing Law; Jurisdiction; etc.

(a)       GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)             Jurisdiction.  Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent or Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Law, in such federal, provincial, court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent or Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue.  Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

SECTION 10.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12    Treatment of Certain Information; Confidentiality.  Each Agent and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or by the Federal Reserve and any central bank; (c) to the extent required by Law or by any subpoena or similar legal process; provided that such disclosure shall be limited to only that Information reasonably determined by the party receiving such Information (a “Receiving Party”) to be required to be disclosed and that the Receiving Party shall have availed itself of the full benefit of any applicable Laws or protective remedies, to the extent applicable, as to disclosure on a confidential basis to which it may be entitled including, to the extent permitted by applicable Laws, redacting all proprietary, structural or other Information of the party disclosing such Information (a “Disclosing Party”) prior to making such disclosure and, where reasonably practicable, only after providing a copy of such proposed disclosure to the Disclosing Party; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating any Loan Party or their Subsidiaries; (h) with the consent of the Borrower; (i) on a confidential basis to any insurer and credit risk support provider; (j) if applicable, third party administration, settlement and similar service providers or (k) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.12, or (y) becomes available to such Agent, Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that did not acquire such information as a result of a breach of this Section 10.12.  In addition, each Agent and Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to such Agent or Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to such Loan Party or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, or Lender on a nonconfidential basis prior to disclosure by such Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13   PATRIOT Act.  Each Lender and any Agent subject to the PATRIOT Act hereby notifies each Loan Party that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies any Loan Party, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the PATRIOT Act.  Each Loan Party shall provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the PATRIOT Act.

SECTION 10.14   Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.15   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) no fiduciary, advisory or agency relationship between such Loan Party and any Lead Arranger, Agent or Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether such Lead Arranger, Agent or Lender has advised or is advising any Loan Party or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by any Lead Arranger, Agent or Lender are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Lead Arrangers, the Agents and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Lead Arrangers, the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their Affiliates, or any other Person; (ii) none of the Lead Arrangers, Agents or the Lenders has any obligation to any Loan Party or any of their with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Arrangers, the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Lead Arrangers, the Agents and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates.  To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against any of the Lead Arrangers, Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.16   Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)             the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)             the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.17   Acknowledgement Regarding Any Supported QFCs.  (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for the Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b)             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c)             As used in this Section 10.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)                     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)                   a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)                 a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 10.18    Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)                 the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)                (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (i) Section 10.18(a)(i) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with Section 10.18(a)(iv), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORE ALASKA, LLC,
as Borrower

By:	/s/ Rick Van Nieuwenhuyse
	Name:	Rick Van Nieuwenhuyse
	Title:	President and Chief Executive Officer

CONTANGO ORE, INC.,
as Guarantor

By:	/s/ Rick Van Nieuwenhuyse
	Name:	Rick Van Nieuwenhuyse
	Title:	President and Chief Executive Officer

ALASKA GOLD TORRENT, LLC,
as Guarantor

By:	/s/ Rick Van Nieuwenhuyse
	Name:	Rick Van Nieuwenhuyse
	Title:	President and Chief Executive Officer

CONTANGO MINERALS ALASKA, LLC,
as Guarantor

By:	/s/ Rick Van Nieuwenhuyse
	Name:	Rick Van Nieuwenhuyse
	Title:	President and Chief Executive Officer

ING CAPITAL LLC,
as Administrative Agent

By:	/s/ Remko van de Water
	Name:	Remko van de Water
	Title:	Managing Director

By:	/s/ Brian Gorski
	Name:	Brian Gorski
	Title:	Director

MACQUARIE BANK LIMITED,
as Collateral Agent

By:	/s/ Calum Davidson
	Name:	Calum Davidson
	Title:	Division Director

By:	/s/ Anita Chiu
	Name:	Anita Chiu
	Title:	Division Director

ING CAPITAL LLC,
as a Lender

By:	/s/ Remko van de Water
	Name:	Remko van de Water
	Title:	Managing Director

By:	/s/ Brian Gorski
	Name:	Brian Gorski
	Title:	Director

MACQUARIE BANK LIMITED,
as a Lender

By:	/s/ Calum Davidson
	Name:	Calum Davidson
	Title:	Division Director

By:	/s/ Anita Chiu
	Name:	Anita Chiu
	Title:	Division Director